EXHIBIT 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.   [***]  INDICATES THAT INFORMATION HAS BEEN REDACTED.

LICENSE AGREEMENT

BETWEEN

CALVIN KLEIN, INC.

AND

MOVADO GROUP, INC.

	5.1.5	Sole and Absolute Contribution	13
5.2	‘Usage’		14
5.3	Use of Advertising and Promotional Materials		14
5.4	Runway Shows and Other Samples		14
5.5	CRK Approvals Not Involving Creation		14

ARTICLE VI. QUALITY AND STANDARDS			14

6.1	Distinctiveness and Quality of the Licensed Mark		14
	6.1.1	Consistency with Other Products	15
6.2	Design		15
	6.2.1	Design	15
	6.2.2	Development Schedule	15
	6.2.3	Staff	15
	6.2.4	Global Brand Seasonal Design Brief	15
	6.2.5	Certain Other Approval	16
	6.2.6	Prototypes	16
	6.2.7	CKI Review and Record	16
	6.2.8	Final Approval and Sales	16
	6.2.9	Timely Products	16
	6.2.10	Use of Designs etc.	16
	6.2.11	Design Response	16
6.3	Manufacture of Licensed Products by Third Parties		17
6.4	Non-Conforming Products		17
6.5	Approvals		17
6.6	Marketing, Labeling, Packaging, Promotions, Business Materials		17
6.7	Inspection of Facilities		18
6.8	Samples and Artwork		18
6.9	Know-how		18
6.10	Meetings		18
6.11	Design Direction		18
6.12	Design Rights		18
6.13	Shops, Stores, Retail Outlets		19
6.14	Disposal of Seconds and Close-Outs		19
	6.14.1	Seconds	19
	6.14.2	Close-Outs	20
	6.14.3	Off-Price Channel Cap (aka “OP A/C Cap”)	20
6.15	Standards of Conduct		20
	6.15.1	Standards	20
	6.15.2	Audit Requirement	20
	6.15.3	Approval	21
	6.15.4	Use of Facility	21
	6.15.5	No Fur Policy	21
	6.15.6	Animal Welfare and Sustainable Materials	22
	6.15.7	Additional Corporate Responsibility Opportunities	22
	6.15.8	CSR Co-operation	22
6.16	Personnel		22

ARTICLE VII. THE LICENSED MARK			23

7.1	Rights to the Licensed Mark		23
	7.1.1	Ownership of Licensed Mark	23
	7.1.2	No Adverse Actions	23
	7.1.3	Registrations	23
	7.1.4	Survival	23
7.2	Protecting the Licensed Mark.		23

7.3	Use of the Licensed Mark			23
	7.3.1	Compliance with Legal Requirements		23
	7.3.2	Use with Other Name		24
	7.3.3	Execution of Documents		24
	7.3.4	Registration		24
7.4	Ownership of Copyright			24
7.5	Infringement, Counterfeits and Parallel Imports			24
	7.5.1	Infringements		24
	7.5.2	Counterfeits and Parallel Imports		24
		7.5.2.1	The Network	24
		7.5.2.2	Diversion	25
	7.5.3	Criminal Proceedings		25
	7.5.4	Enforcement Activities		25
	7.5.5	Nature of Proceedings		25
	7.5.6	Cooperation		25
7.6	Trademark Security			25
	7.6.1	Counterfeit Protection		25
	7.6.2	Trademark Security		25
7.7	Use of Licensed Mark on Invoices, etc.			26
7.8	Monitoring			26

ARTICLE VIII. TERM AND TERMINATION				26

8.1	Expiration			26
8.2	Other Rights Unaffected			26
8.3	Immediate Right of Termination of the License			26
8.4	Termination With Notice and Right to Cure			28
8.5	Effect of Termination			28
8.6	Inventory Upon Termination			29
8.7	Freedom to License			29
8.8	Rights Personal			29
8.9	Trustee in Bankruptcy			29
8.10	Compensation			30

ARTICLE IX. INDEMNIFICATION AND INSURANCE				30

9.1	Indemnification by the Licensee			30
9.2	Notice of Suit or Claim			30
9.3	Indemnification by CKI			30
9.4	Insurance			31
	9.4.1	Requirement		31
	9.4.2	Theft and Destruction Coverage		31
	9.4.3	General Provision		31
	9.4.4	Approved Carrier/Policy Changes		31
	9.4.5	Evidence of Coverage		31
	9.4.6	Territory		31

ARTICLE X. COMPLIANCE WITH LAWS				31

10.1	Compliance with Laws			31
10.2	Equitable Relief			33

ARTICLE XI. MISCELLANEOUS				33

11.1	Warranties and Representations of the Parties			33
11.2	Definitions			33
11.3	Notices			33
11.4	No Assignment Without Consent			34

11.5	No Sublicense; No Distribution Agreement Without Consent	34
11.6	Assignment by CKI	34
11.7	No Agency	34
11.8	Suspension of Obligations	34
11.9	Benefit	35
11.10	Entire Agreement; Amendment	35
11.11	Non-Waiver	35
11.12	Severability	35
11.13	Headings	35
11.14	Counterparts	35
11.15	Governing Law	35
11.16	Jurisdiction	35
11.17	Non-Solicitation	35
11.18	Confidentiality	36

SCHEDULES

SCHEDULE 6.13 APPROVED ACCOUNTS
SCHEDULE 6.14 APPROVED SECONDS AND CLOSE-OUTS ACCOUNTS
SCHEDULE 6.2.1 GLOBAL BRAND SEASONAL DESIGN BRIEF

EXHIBITS
EXHIBIT P	PRODUCTS
EXHIBIT PF	ROYALTY STATEMENT
EXHIBIT PVH-A	PVH – THIRD-PARTY MANUFACTURING AGREEMENT
EXHIBIT PVH-B	PVH – PRODUCTION FACILITY EVALUATION FORM
EXHIBIT T	TERRITORY
EXHIBIT 6.15.1	CSR DOCUMENTS
EXHIBIT 10.1A	E-COMMERCE GUIDELINES
EXHIBIT 10.1B	RESTRICTED SUBSTANCES/CONFLICT MINERALS

LICENSE AGREEMENT

LICENSE AGREEMENT, dated as of 19 August 2020, between CALVIN KLEIN, INC. (“CKI” or “Licensor”), a New York corporation with an address at 205 W. 39th Street, New York, New York 10018, and MOVADO GROUP, INC. (“MGI”), a New York corporation, with an address at 650 From Road, Suite 375, Paramus, New Jersey 07652 and SWISSAM PRODUCTS LIMITED, a Hong Kong corporation with an address at 29F Citicorp Centre, 18 Whitfield Road, North Point, Hong Kong  (“SPL,” and together with MGI, the “Licensee”).

WITNESSETH:

WHEREAS, Licensee desires to obtain from CKI, and CKI is willing to grant to the Licensee, a license in the Territory (as hereinafter defined), to use the trademarks “CALVIN KLEIN” and “CK/CALVIN KLEIN” (as specifically set forth and defined below) in the form and format designated by CKI, or as may be subsequently updated or designated by CKI (or such other logo form or mark in the form and format as may be subsequently designated by CKI), at any time from time to time (each, a “Licensed Mark”) in connection with the manufacture, wholesale sales and on a limited basis as noted hereunder, retail sale, distribution, advertising and promotion of men’s and women’s watches and jewelry (the “Products”) [***] as set forth in Exhibit P, subject to the terms contained in this Agreement; provided that Products do not include men’s cufflinks or tie clips (or tie bars) when (and only when) such items are sold as a set together with shirts and/or ties.  Products approved by CKI as part of a seasonal Collection hereunder and bearing the Licensed Mark (or from which the trademark has been removed as noted in §6.4) are hereinafter referred to as “Licensed Products” or “Articles”.  Capitalized terms are defined in the section herein set forth.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.   GRANT

1.1License.  CKI hereby grants to the Licensee a license (the “License”), without the right to sublicense or assign, and subject to and in accordance with the terms contained in this Agreement, to use the Licensed Mark, during the License Period in connection with the manufacture (on an exclusive basis except as otherwise specified herein e.g. GWP’s, Collaborations, Regional expiration) and sale, and distribution, and advertising and promotion (on an exclusive basis except as otherwise provided herein e.g. GWP’s, Collaborations, Regional expiration), of Products ([***]as set forth in Exhibit P) in the “Territory,” consisting of the world, in the Regions and jurisdictions on Exhibit T attached. The Territory includes without limitation wholesale sales to any and all outlets where products are sold as duty-free, duty-paid, reduced duty, tax-free or on a reduced tax basis and (i) such outlets are located in or in immediate proximity to a travel terminal including airports, train terminals, ferry terminals, and cruise terminals, or (ii) such products are offered for sale during travel on a carrier such as in flight, and on a train, or on board a cruise vessel (all collectively aka “travel retail channels”) for clarity and CKI’s internal purposes.

1.1.1Exclusion of Certain E-Commerce Sales.  The License excludes the sale, distribution, and promotion of Licensed Products via dedicated Calvin Klein sites or mini sites of commerce conducted on, made available through, or facilitated by interactive or electronic media, or including through or facilitated by any mobile device (that is, sale or purchase by means of any electronic wireless technology, or a mobile device) whether now known or hereafter developed, including, without limitation, the Internet and on-line service providers, regardless of the means through which it is conducted (hereinafter “E-Commerce”) and as a subcategory of E-Commerce, through or facilitated by any mobile device (hereinafter, “M-Commerce”), in the Territory.  However, sales through the internet sites of CKI approved brick and mortar retail accounts, whether via E-Commerce or otherwise, or to E-Commerce retailers (aka “e-tailers”),  shall be on an exclusive basis under this Agreement, through M-Commerce or otherwise,  subject to standard required safeguards imposed as to such internet sales, including limiting to personal consumption and are granted to Licensee hereunder on account by account basis.  For purposes hereof, including but not by way of limitation under §6.13 and §6.14, approval by CKI of any brick and mortar retail account does not include automatic approval of any of such account’s internet sites whether via E-Commerce or M-Commerce or otherwise, unless and only if explicitly approved in writing (including any reasonable contingencies or limitations) at the time of CKI’s approval of such brick and mortar retail account.  The parties acknowledge that under European Union (“EU”) laws, rules and regulations, preclusion of sales between jurisdictions in the EU including preclusion of such cross-border sales via e-commerce, is prohibited.

1.1.2Right to Manufacture.  The Licensee’s right to manufacture in the Territory is exclusive except that CKI and others have certain limited manufacturing rights as to certain CKI reserved rights to the extent provided for hereunder e.g. GWP’s, Collaborations, Regional expiration.  Licensee shall take reasonable precautions to prevent all labels, tags, packaging material, business supplies and advertising and promotional materials and all other forms of identification bearing the Licensed Mark (collectively, “Labels”) from being used otherwise than in connection with the distribution and sale of Licensed Products.  The Licensee shall not sell Licensed Products to any entity which it knows, or should know, is an unapproved account or intends to sell other than as permitted hereunder (e.g. for example certain permitted distributors but not jobbers).

1.1.3Right to Operate Retail Stores.  CKI hereby grants to Licensee the right to use the Licensed Mark on and in connection with the operation of mono brand, full price ([***]) retail stores (i.e. free-standing stores, shop-in-shop leased concessions and kiosks) under the name “Calvin Klein Watch & Jewelry” to which Licensee will enter into applicable lease agreements and where Licensee will sell Licensed Products directly to consumers, in all cases only in such locations approved in writing by CKI (“Retail Stores”) and subject to the following terms and conditions:

(a)  Licensee understands that it is of paramount importance that the look and “feel” of the Retail Store be consistent with the “Calvin Klein” image.  Accordingly, CKI shall have approval of the final construction drawings and decoration of the Retail Store as well as all music, packaging, business material, advertising and promotional materials utilized and promotional events in connection with or for the Retail Store.  Licensee may propose designs and design concepts, and will make available the design and technical expertise of its employees and Affiliates, when appropriate and feasible, all on a timely basis for CKI to consider but CKI shall have the right to approve the overall design, décor, fixturing and ancillary materials used in the design, and décor of the Retail Store.  CKI also shall have the right to approve and/or designate approval of any subsequent material or substantive changes to the design and decoration of the Retail Stores as well as all business material, advertising and promotional materials, and promotional events utilized in connection with or for the Retail Stores.

(b)  [***]

(c)  When and where deemed appropriate by Licensee in its discretion, Licensee will exploit its right of opening and maintaining Retail Stores and will:

(i) be responsible for and bear the cost of all planning, design, development, build-out and operation of the Retail Stores, including the production and the costs of all elements pertaining to the decoration and ambience of the Retail Stores in each case in accordance with CKI’s reasonable instructions or as otherwise approved by CKI;

(ii) permit CKI to periodically inspect at any time the Retail Stores. Any such inspection shall be at CKI's expense. If CKI determines as a result of such inspection that the Retail Stores have not been maintained in accordance with CKI's reasonable specifications, Licensee will make any modifications not requiring refixture to design, layout, décor, ambience (including music) visual display or merchandise display formats as CKI may reasonably require, within thirty (30) days of notice thereof, and will bear the costs incurred in connection therewith, provided that Licensee shall have twelve (12) months after notice from CKI regarding modifications requiring refixture.  Licensee shall then certify in writing to CKI that such corrections have taken place. CKI in connection with a follow-up inspection to determine compliance with CKI's directions may examine and verify such corrections.  The costs of any follow-up inspection by CKI conducted to ensure correcting modifications have been made, will be borne by CKI, unless CKI determines during such inspection that all the correcting modifications have not been made to CKI’s reasonable satisfaction, in which case the costs of such follow-up inspection and any additional follow-up inspection to ensure that those not yet made have subsequently been completed in accordance with the provisions hereof, will be reimbursed by Licensee, provided CKI notifies Licensee in advance that this is a “Correction Inspection” and provides Licensee with estimated costs;

(iii) promptly reimburse CKI for the reasonable costs and expenses of CKI personnel (including per diem rates for such personnel which may be based on comparable rates that would be charged by third parties for comparable services) and also for the reasonable costs and expenses of other personnel or independent third-party consultants such as in-store coordinators, visual display personnel, stylists (if applicable), merchandising personnel, advertising and public relations personnel with respect to services performed by CKI hereunder in accordance with CKI’s then customary procedures which are either requested of CKI by Licensee and as agreed to by CKI, or are otherwise agreed to by CKI and Licensee, based on estimates provided in advance;

(iv) locate each Retail Store in prestigious commercial areas, with the specific locations of each Retail Store subject to CKI's approval;

(v) conduct and operate the Retail Stores in accordance with all applicable health, safety, occupancy and other governmental laws, rules and regulations;

(vi) maintain the Retail Stores in sanitary condition and in good repair at all times, maintain the decor, fixtures, merchandising, visual display and music in accordance with CKI’s approved designs, decor and fixtures, and CKI’s reasonable guidelines, operating manual or other written requirements or regulations for merchandising, visual display and music, as promulgated by CKI, from time to time;

(vii) employ exemplary personnel for Retail Stores including a store manager and require and enforce an appropriate uniform dress code for all such personnel; and

(vii) purchase, stock and make available for purchase by consumers a supply of Licensed Products for each product category and each seasonal collection, including watches and jewelry constituting representative collections for such product categories and in amounts adequate to satisfy consumer demand.

1.2Reservation.   Provided Licensee has complied with the terms of the Agreement, at Licensee’s written request, Licensee may exploit CALVIN KLEIN JEANS (no other derivative marks) in connection with the manufacture, wholesale and retail sale, distribution, advertising and promotion of Products with CKI’s prior written agreement, exercised in CKI’s sole discretion, under terms and conditions set forth therein.  The products bearing the applicable derivative will be[***], (and for distribution through certain distributors of Licensee and retail channels) as agreed between the parties and set forth in the applicable amendment to the Agreement (as part of the applicable grant).  Licensee hereby agrees that, unless otherwise approved by CKI in its sole discretion, the CK/CALVIN KLEIN Licensed Mark may only be used for Swiss made watch Licensed Products.  In addition, CKI may subsequently consider and evaluate what it deems appropriate (in light of CKI’s brand architecture) and may designate  a different name, or mark, or, instead, with Licensee’s approval, identification or indicia (e.g. design elements or color), that CKI believes would be more appropriate for Licensee to use to distinguish Swiss made watch Licensed Products, in which case such replacement name, mark, identification or indicia will be added hereto by amendment.  Except as noted above, CKI reserves all rights in and to the Licensed Marks except as specifically granted herein including, without limitation, those rights set forth in this § 1.2, and CKI reserves all rights to “Calvin”, “Calvin/Calvin Klein”, and all logo forms thereof, and all rights to Calvin Klein and other marks in other logo forms, or on other color labels, as well as with other words e.g. “Calvin Klein Collection”, “Calvin Klein Performance”, “Calvin Klein Golf”, “Calvin Klein platinum” or “Calvin Klein” on a platinum color label and any other derivations or variations or logos or other marks (or other logo forms of the Licensed Marks).  For the avoidance of doubt, CKI’s reservation of rights to a “Collection” or top price tier of Licensed Marks relates to jewelry.   However, CKI will not exercise any of such rights, or authorize any third party besides Licensee to exercise such rights, except (i)  with respect to a “Collection” tier of jewelry Products at suggested retail prices no lower than [***] of the highest suggested retail prices for jewelry Products of the same type included in the license grant hereunder (“Collection Tier Jewelry”) and (ii) as set forth in sections 1.2.1 and 1.2.2 below.  Furthermore, CKI agrees that it will not  grant to a third party a license to use a “Collection” tier derivative of the Licensed Mark in the Territory on jewelry Products during the term of the Agreement unless [***].

1.2.1Retail Stores; Company-Controlled Stores.  CKI reserves the right to use, and to authorize others to use, the Licensed Mark upon and/or in connection with the sale and promotion of Licensed Products among other merchandise to consumers at retail in the Territory through mono-brand Calvin Klein stores that are owned or controlled either (i) by CKI or its Affiliates (Affiliates shall include all affiliated entities in which CKI or any PVH affiliated group member has a 50% interest) (“CKI Stores”), or (ii) by third-party licensees of CKI or its Affiliates; in both cases including via E-Commerce and/or M-Commerce via certain Calvin Klein sites or mini sites as referenced herein. Notwithstanding the above, such CKI Stores shall not solely sell the Licensed Products (i.e. they will sell also other product categories under the Licensed Mark).

1.2.2E-Commerce/M-Commerce/Promotional Goods/Special Project Lines/Capsule Collections/Limited Edition Collections.  CKI reserves the exclusive right to use the Licensed Mark upon and/or in connection with the retail sale, distribution and promotion of Products via dedicated Calvin Klein sites and mini sites (whether E-Commerce or M-Commerce) as set forth in §1.1.1 above (including without limitation through CKI’s E-Commerce Calvin Klein domain name sites and mini sites and M-Commerce Calvin Klein domain name sites and mini sites (including for example mobile device applications relating to such E-commerce sites, or mobile device applications relating to brick and mortar Calvin Klein stores (including CKI Stores and Calvin Klein stores of third party licensees of CKI or its Affiliates))). Subject to clauses (a) and (b) below, CKI also reserves the exclusive right (for itself and its Affiliates, and other CKI authorized parties) to use the Licensed Mark on and in connection with Products (i) in connection with gifts, give-aways, promotions, gift-with-purchase or purchase-with-purchase items (given “free” or as a “purchase-with-purchase” or “gift-with-purchase” of other merchandise) aka “GWP’s”, and (ii) in connection with special projects and/or limited edition collections, including but not limited to those involving an artist, designer/brand, celebrity or institutional collaboration, and/or event sponsorship programmes, and/or projects, such as involving charitable or non-profit causes (e.g. [***]), or involving residential, rental, resort entities or locations (e.g. hotels, condominium residences), and/or other special event programmes (e.g. decorative show houses, decorative arts fairs and/or exhibits, and/or pop-up shops and/or pop-up areas within stores or malls (e.g. leased concession areas)), or exhibits involving charitable or other special event programmes (e.g. pop-up shop at [***]) (individually and collectively “Collaborations”).

(a) For GWP’s and Collaborations involving watches, CKI (or any Affiliates or CKI authorized party) shall purchase such watches only from Licensee.  [***].

(b) For GWP’s and Collaborations involving jewelry, CKI reserves the right, notwithstanding anything to the contrary contained in this Agreement, to manufacture or purchase such jewelry from any supplier CKI (or any Affiliate or CKI authorized party) chooses, including the Licensee, subject to the following: [***].

1.2.3Third Party Licensees.  CKI has granted its store licensees and store sublicensees the non-exclusive right to sell the Licensed Products in free-standing Calvin Klein stores in certain countries within the Territory.

1.3Limitations.  The Licensee understands and agrees that CKI, its Affiliates, licensees, subcontractors or other permitted users may manufacture and sell or authorize third parties to manufacture and sell merchandise of any and all types and descriptions other than the Products in or outside the Territory, and as expressly set forth hereinabove to sell (and in certain instances manufacture) certain Products in the Territory (e.g. gwp’s etc.).  In addition, no license is granted hereunder for the sale or distribution of the Licensed Products as premiums or giveaways, or to be disposed of under or in connection with similar methods of merchandising.

1.4Definitional Disputes.   The Licensee acknowledges that due to the nature of the marketplace, the definition of Products may change or may not be amenable to precise delineation.  In addition, the Licensee acknowledges that CKI does have and may hereafter have, other licensees within the Territory for products not constituting Products.  In the event of any dispute between the Licensee and any other licensee of CKI in the Territory with respect to whether particular merchandise is covered by one or the other of their respective licenses, or there is otherwise a dispute over the definition of Licensed Products, CKI shall render a reasonable written determination which shall be conclusive and binding on the Licensee without legal recourse.  For the avoidance of doubt, smartwatches constitute Products hereunder.

1.5Exploitation of the License.

1.5.1Best Efforts.  At all times during the License Period, the Licensee shall use all commercially reasonable best efforts to exploit the License throughout each country in the Territory, including, but not limited to all commercially reasonable best efforts directed at:  (i) selling what reasonably constitutes a full line and broad array of Products (at least on par with CKI’s competitors set forth in §1.5.2 below for the applicable Products in the applicable country unless otherwise agreed by CKI), within each seasonal collection of watch and jewelry Licensed Products within each Region (each, a “Collection”), subject to seasonal differences, and a sufficiently representative quantity of each type of Product (as to watches, to include  certain styles of “smart” watches as deemed commercially practicable taking into account CKI-provided input and competitors’ then current product lines of watches, during seasonal design meetings (as per §6.2.4) and other CKI meetings (e.g. with licensing global marketing) between CKI and Licensee)) within each Collection; (ii) timely developing, producing and offering for sale each seasonal collection of Licensed Products so that they may be shown, marketed, sold and shipped to consumers on a timely basis; (iii) maintaining a sales force sufficient to provide effective distribution throughout all areas of the Territory; (iv) cooperating with CKI’s and any of its licensees’ marketing, merchandising, sales, and anti-counterfeiting programs as may be applicable; and (v) maintaining necessary financial position to adequately support the operations and obligations herein.  Licensee will develop, implement and maintain a business continuity plan or programs, consistent with its corporate operating procedures, to provide reasonable assurance for the continuation of the operations of the license hereunder, and its exploitation, in the event of any calamity, other Acts of God, or disruption in Licensee’s business.  Licensee will at all times during the Term use all commercially reasonable best efforts to maintain an adequate operating performance and financial position, and adequately finance all of the above and all other operations of such division or subdivision as specified in this Agreement, which will include maintaining at all times throughout the Term of this Agreement, the financial covenants referenced in §8.3(n).

1.5.2Non-Competition. The Licensee and its Affiliates shall not enter into or obtain from any person or entity a license in the Territory for any of the Products bearing the name of any designer or designer brand (or any derivative or formative thereof) as follows: [***], without the prior written consent of CKI, (which consent may require a “consent fee” and conditions or contingencies); provided that consent shall not be required for any such license that arises as a result of the acquisition by Licensee of substantially all of the assets of or the outstanding securities of or otherwise acquiring control of an entity which, other than as its primary function, acts as a distributor or licensee of products bearing such competitive names.  This provision shall not apply to any existing licenses held by the Licensee on or prior to the date hereof, or any renewals or extensions thereof.

1.6Showrooms; In-Store Shops; Trade Shows.

1.6.1.Showrooms.  So long as the Licensee maintains a physical showroom for the majority of its brands, the Licensee shall, between 1 June 2021 and 31 January  2022, open and thereafter throughout the duration hereof maintain a separate and dedicated showroom area within its existing showrooms in New York, NY to fully exploit the rights granted to the Licensee hereunder.  Such showroom area shall be used for the sole purpose of displaying, promoting and selling Licensed Products.  All showroom areas shall be subject to the standards of CKI, and shall be designed and maintained in conformity with the prestige associated with the Licensed Mark.  The plans for the showroom area, including décor, set-up and display (and changes thereto), and for any renovations thereto shall be subject to the reasonable prior written approval of CKI, which approval shall not be unreasonably withheld or delayed; provided, however, that CKI shall have 10 business days after its receipt of such plans to approve or disapprove such plans or such longer period as is reasonable under the circumstances.  No later than 1 May 2021, CKI and the Licensee will mutually agree on a budget for the build-out of the above-referenced showroom area, the cost of which build-out shall not exceed [***] per square foot without the Licensee’s consent.  The Licensee may (i) display the Licensed Mark on showroom doors and office directories and (ii) display the Licensed Products for sale in other showroom spaces, subject to the prior written approval of CKI to be reasonably exercised.  The parties shall meet upon request to establish a budget for required or requested renovations to the showroom.

1.6.2In-Store Shops.  The Licensee will throughout the duration of the Agreement participate in in-store shop or fixturing programs, with the Licensee’s customers throughout the Territory, and will spend (or reimburse CKI) amounts on in-store décor, refurbishments and fixturing (including development costs of consultants for design and fixturing prototypes) and on sales personnel or coordinators, sufficient in Licensee’s reasonable discretion to ensure and enhance the presentation of Licensed Products within its retail accounts, including appropriate stocking and merchandise mix.  All such programs shall be designed in conformity with the prestige associated with the Licensed Mark, and plans for any such shop-in-shop areas shall be subject to the prior written approval of CKI to be reasonably exercised.

1.6.3Trade Shows.  The Licensee shall display the Licensed Products at a separate booth space at all tradeshows attended by the Licensee to promote the Licensed Products.  The design of such booth shall be developed in consultation with CKI’s visual design personnel, as provided in § 1.6.4.

1.6.4Visual Design Personnel.  The Licensee shall consult with and utilize CKI’s visual design personnel in connection with the design, development and construction of showrooms, trade show booths, fixturing, signage and any in-store shops or in-store areas for the sale of Licensed Products within the stores of the Licensee’s customers, and shall provide all funds necessary in connection therewith (including, but not limited to, reasonable per diem rates for work performed by CKI’s visual display personnel based upon estimated amounts or anticipated expenditures, as provided or discussed in advance, or based upon agreed-upon-in-advance budgets), it being understood and agreed that the fabrication, manufacturing, production or construction of showrooms, trade show booths and fixtures may be performed by third parties.  All such design, development and construction shall be subject to CKI’s ongoing approval in its reasonable discretion. Licensee will arrange for the opening of shop-in-shops within department stores and specialty stores using appropriate fixtures and signage, and to maintain seasonal visual display and “set-ups” of Licensed Products, as reasonably promulgated or approved by Licensor, and to stock such shop-in-shops with an appropriate merchandise mix of Licensed Products, pursuant to and consistent with Licensee’s shop-in-shop development program.  Such in-store development programs shall be financed in a manner comparable to and commensurate with those of CKI’s competitors as to Licensed Products.  CKI may periodically inspect Licensee’s showrooms, shows at trade exhibitions, and such shop-in-shops. Any such inspection will be at CKI’s expense unless CKI determines as a result of such inspection that Licensee’s showrooms, trade exhibition shows or in-store shops or in-store areas have not been maintained in accordance with CKI’s reasonable specifications, in which case Licensee will at its expense promptly make any modifications to design, layout, decor, visual display or merchandise display formats as CKI may reasonably require and will bear the costs incurred in connection therewith, including any costs incurred by CKI in connection with follow-up inspections to determine the satisfactory completion of such modifications.  The Licensee shall also promptly reimburse CKI for the reasonable costs and expenses of any CKI personnel, such as visual display, advertising and public relations (other than design), with respect to services performed by CKI under this § 1.6 or otherwise requested by the Licensee based upon estimated amounts or anticipated expenditures, as provided or discussed in advance, or based upon agreed-upon-in-advance budgets.

ARTICLE II.   LICENSE PERIOD

2.1License Period or Term.  The license period shall commence effective 1 January 2022, with the Spring 2022 season being the first season anticipated by the parties to be that for which Licensed Products will be offered for sale, and shall end on 31 December 2026 (the “License Period” or  “Term”), unless sooner terminated as herein provided.  Notwithstanding the foregoing, Licensee may manufacture Licensed Products in advance of 1 January 2022 so long as Licensee does not allow any such Licensed Products to be advertised, promoted, offered for sale, sold or distributed prior to such date. The period commencing 1 January 2022 and ending on 31 December 2022, and each 12-month period commencing on 1 January thereafter during the License Period are each referred to herein as an “Annual Period.”  [***]The Licensee shall not distribute, sell, present for sale, promote, advertise or ship Licensed Products under any successor license (including this one) before expiration of Predecessor Licensee’s licenses at 31 December 2021. [***].

2.2   Extension.  This Agreement shall be extended for an additional five (5) year renewal period commencing 1 January 2027 and ending on 31 December 2031 (the “Extension Term”), provided that Licensee:

(a)	makes a request for the Extension Term in writing at least [***], but no more than [***], before the expiration of the initial Term;
(b)	at the time it requests the Extension Term and throughout the balance of the initial Term, is in compliance with all material terms and conditions of this Agreement;
(c)

has attained a minimum [***] during the 12 month ending 30 June 2025 in Net Sales of watch and jewelry Licensed Products worldwide (and for each Region of North America, Europe, Asia and Latin America Net Sales of [***] respectively failing which, CKI may elect by written notice sent by [***] to not renew the applicable Region, in which case, MGF’s, MAE’s and in Sole and Absolute contributions minimum amounts to be applicable for the renewal Annual Periods determined for 2027 et seq. will be reduced by deducting from the totals the actual earned amounts (e.g. Percentage Fees) derived from Net Sales in each such Region or Regions in the 2025 and 2026 Annual Periods as applicable).

Licensee acknowledges that the advance notice is necessary to maintain the continuity of CKI’s licensing and marketing programs and the goodwill associated with the Trademarks.  Time is of the essence in this regard and Licensee’s failure to make its request in time shall constitute a conclusive decision by Licensee not to seek an Extension Term.

ARTICLE III.   SALES

3.1Sales/Marketing and Production Plans.   Licensee shall deliver to CKI: (i) by 30 July of each Annual Period (by 30 July 2021 for the first Annual Period), Net Sales preliminary estimates for the immediately following Annual Period and the two subsequent Annual Periods (together with an updated estimate of Net Sales based on actual Net Sales through June, for the then current Annual Period); (ii) by each 30 January of each Annual Period, for the twelve (12) months ended 31 December (“calendar year”) constituting the immediately preceding Annual Period, approximate (estimated) actual total Net Sales and approximate (estimated) actual total aggregate advertising and promotional expenses (including all Co-operative Advertising and all promotional expenses) for such Annual Period; and (iii) not later than 30 days prior to the beginning of each Annual Period during the License Period, a detailed written marketing plan, forecast and pro forma business plan (a “Licensing Forecast”), which shall contain a reasonable, good faith estimate of aggregate Net Sales for such Annual Period, as well as an updated plan for the two subsequent Annual Periods.

3.2Deliberately Omitted.

3.3Sales to CKI and its Employees, Affiliates, and CKI Third-Party Licensees.  Subject to availability, the Licensee shall be obligated to sell Licensed Products to CKI, its Affiliates, CKI’s store licensees and CKI’s store sublicensees, (“CKI and related entities”) and to CKI’s employees as follows:

(A) for sale and distribution by: CKI and related entities through CKI Stores, or M-Commerce, or otherwise as provided herein and

(B) as to sales to CKI’s employees, at regularly scheduled trunk shows, or otherwise from time to time, for personal consumption.

The prices as to the foregoing shall be:

(i) as to Licensed Products under “(A)” shall be at [***] of the local regular retail price (i.e. a [***] discount off the local regular retail price), and

(ii)  as to Licensed Products under “(B)”at prices which are not more than at least [***] off the regular wholesale price.

MAE’s, Sole and Absolute Contributions, and Co-op Advertising amounts shall be calculated without reference to sales to parties under §3.3.  Percentage Fees shall be calculated at the rate of [***] of sales to parties under §3.3.

All such sales shall be separately indicated on statements accounting for Net Sales hereunder.  The Licensee acknowledges and agrees that such sales of Licensed Products shall be in quantities designated by CKI, its Affiliates, or reasonably required by CKI’s licensees or distributors, or CKI’s employees as the case may be, subject to availability.

ARTICLE IV.     LICENSE FEES

4.1Requirement of Royalties.  All Licensed Products sold by the Licensee or its Affiliates or distributors (including those from which the Licensed Mark may have been removed, e.g., irregulars, and those “samples” of Licensed Products on which the Licensed Mark has not yet been placed or has been removed, which are thereafter sold) require the payment of royalties by the Licensee to CKI as set forth in this Article IV, except as otherwise provided in § 4.1.1.  “Affiliates” of any party means all individuals and business entities, whether corporations, limited liability companies, partnerships, joint ventures or otherwise, which now or hereafter control, or are controlled, directly or indirectly, by such party, or are under common control with such party (and including for all purposes any joint ventures in which the party has a 50% interest.)

4.1.1Percentage Royalties or Fees.  In respect of each Annual Period or portion thereof during the License Period, the Licensee shall pay CKI percentage royalties (“Percentage Royalties” or “Percentage Fees”) as follows:  (i) [***] of Net Sales by Licensee and its subsidiaries (acting as approved distributors hereunder) to third parties, (ii) [***] of Net Sales to CKI or affiliated or unaffiliated store licensees, (which may include CKI’s distributors which have free-standing Calvin Klein store rights), (iii) [***] of Net Sales to Licensee’s owned stores/retail concessions, based on regular wholesale price (for applicable region) when shipped into stores/concessions, and (iv) [***] of Net Sales to Licensee’s third-party distributors (provided that distributor discounts are limited to not more than [***] off regular retail price in the aggregate for any Annual Period).

If Licensee or any of its subsidiary distributors, or other subsidiaries sells Licensed Products to consumers, the Percentage Fee shall be based on the bona fide regular wholesale price that Licensee charges similarly-situated retailers in the applicable region, irrespective of Licensee's internal accounting treatment of such sales.

Percentage Royalties shall be accounted for and payable quarterly no later than 30 April, 30 July, 30 October and 30 January with respect to Net Sales during the immediately preceding calendar quarter, except for the initial Annual Period for which they shall be accounted for quarterly but paid annually by 30 January 2023.  The Percentage Royalties shall be payable only to the extent of the excess, if any, of (i) the aggregate Percentage Royalties accrued for such calendar quarter and all prior calendar quarters in such Annual Period computed based upon Net Sales from the beginning of the Annual Period through the end of such quarterly periods during such Annual Period over (ii) the aggregate amount of the installments of the Guaranteed Minimum Royalties under §4.1.3 only as applicable hereunder and Percentage Royalties under §4.1.1, actually paid for such calendar quarter and all prior calendar quarters to date during such Annual Period (that is, on a quarterly Annual Period to date basis).  In no event will any payments of Percentage Royalties or Fees for any Annual Period be credited against the Minimum Guaranteed Royalties or Fees for such or any subsequent Annual Period. All royalties shall accrue upon the sale of the Licensed Products, sometimes referred to as “Earned Percentage Royalties,” regardless of the time of collection of the proceeds from such sale by the Licensee or the failure to collect such proceeds.  For purposes of this Agreement, a Licensed Product shall be considered “sold” upon the date of billing, invoicing, shipping or payment, whichever occurs first.

4.1.2Gross and Net Sales. “Gross Sales” means the invoiced amount of the bona fide, arm’s length wholesale price of Licensed Products when shipped, including, but not limited to, Seconds, Close-Outs, Off-Price Sales (if any), samples sold in employee sales (but not otherwise), in each case before any deductions for returns, allowances or discounts, and excluding freight, taxes and insurance separately itemized on an invoice in arms’ length transactions. If Licensee or any of its subsidiary distributors, or other subsidiaries sells Licensed Products to consumers, the Percentage Fee shall be based on the bona fide, arms’ length wholesale price that Licensee charges similarly-situated retailers in the applicable region, irrespective of Licensee's internal accounting treatment of such sales.  If Licensee or any of its subsidiary distributors, or other subsidiaries sells Licensed Products to an Affiliated company (such sale, an “Interim Affiliate Sale”) which in turn sells the Licensed Products on a wholesale basis to an un-Affiliated third party (such sale, a “Final Third Party Sale”), then the Percentage Fee shall only accrue in respect of the Final Third Party Sale and not also in respect of the Interim Affiliate Sale.  “Net Sales” means Gross Sales of Licensed Products as invoiced, less: (i) normal trade discounts (defined as reductions in or from the regular wholesale selling price that are customary in the trade) that Licensee actually grants in writing prior to delivery; (ii) returns for damaged or defective goods  or otherwise, in each case actually allowed and returned to the Licensee (or destruction of returns in place that Licensee authorizes); (iii) markdown or margin allowances (defined as credits to a customer after delivery that Licensee actually grants in writing) but excluding advertising and promotional allowances (except certain pre-holiday (e.g. mother’s day, father’s day, graduation) and special events (e.g. VIP sales, promo for friends and family), and special customer discounts on sales to retail accounts for these purposes); and (iv)  taxes, freight and insurance to the extent the same are separately stated on Licensee’s invoices.  No other discounts, reductions or deductions from Gross Sales shall be taken in computing Net Sales, including, but not limited to, deductions for special promotions, advertising, warehouse or distribution expenses, other allowance (such as advertising) or for uncollectible accounts.  The combined deductions from the Gross Sales of Licensed Products for the items listed in (i), (ii) and  (iii) shall not exceed [***] of Gross Sales of Licensed Products shipped for any quarterly  period (on a carried forward year to date basis for any “underage” or “overage”) within any Annual Period (e.g. and of 1st quarters, deduction/reductions are at [***], only [***] permitted with [***] overage carried forward, end of 2nd quarter deduction/reductions are at an aggregate of [***] ([***] in 2nd quarter, but in aggregate with [***] carried forward, [***]), so [***] permitted with [***] overage carried forward), (and earned Percentage Fees on Net Sales shall be paid on such (“capped”) basis).

4.1.3Guaranteed Minimum Royalties or Fees or MGF’s.  In respect of each Annual Period or portion thereof during the License Period starting with the 2023 Annual Period, the Licensee shall pay to CKI minimum royalties in an amount equal to [***] (the “Guaranteed Minimum Royalties” or “Guaranteed Minimum Fees” or “MGF’s”) in advance in four equal installments no later than the tenth day of the first calendar quarter of such Annual Period to allow for computation of the prior Annual Period’s earned Percentage Fees and the first day of each subsequent calendar quarter during such Annual Period.

Annual Period/Year	MGF’s [***]
1 (2022)	[***]
2 (2023)	[***]
3 (2024)	[***]
4 (2025)	[***]
5 (2026)	[***]
6 et seq. (2027) et seq.	[***]

The Guaranteed Minimum Royalties or Fees for any Annual Period will be credited towards the Percentage Royalties due for the same Annual Period only (except that if, due to Net Sales being less than anticipated in the final quarter, payments of MGF’s installments and Percentage Fees exceed the amounts actually earned and due and payable for an Annual Period (thereby constituting an overpayment), then such overpayment amount will be credited by CKI to MGF’s installments or earned Percentage Fees due to CKI as to the subsequent Annual Period (or if overpayment is during the final Annual Period, towards earned Percentage Fees during the non-exclusive inventory disposal period)).

Solely by way of example, [***].

4.2Royalty Statements.  At the time each payment of Percentage Royalties is due, the Licensee shall deliver to CKI a royalty accounting statement, substantially in the form of Exhibit B hereto, or as reasonably modified or supplemented by CKI or CKI’s Finance Department from time to time, signed by a responsible manager of the Licensee and certified by such manager as complete and accurate, stating that the Licensee is in compliance with the terms and conditions hereof and setting forth for each month during the immediately preceding calendar quarter, and for such quarter (or period) in the aggregate, and, in the case of the statement for the last calendar quarter of each Annual Period, for such Annual Period in the aggregate, all of the following information by season for each Region and  jurisdiction in the Territory: (i) Gross Sales; (ii) the amount of returns, mark-down allowances and discounts from Gross Sales which properly may be deducted therefrom in calculating Net Sales; (iii) a computation of the amount of Percentage Royalties; (iv) Net Sales by account, including separately Final Third Party Sales by Licensee and the Licensee’s Affiliates, Net Sales to CKI and its Affiliates, to CKI’s employees, and to CKI’s third-party licensees separately by Licensee; (v) total regular price Net Sales, and as specified in §6.14.1 and §6.14.2 Seconds and Close-outs and calculations of Net Sales for OP Account purposes and earned Percentage Fees applicable thereto by Region and calculations of Net Sales by Region and Percentage Fees thereon and other earned amounts thereon for purposes of §2.2 MNST’s; and (vi) MAE’s expenditures, Co-operative Advertising Obligation and Sole and Absolute Contributions, as well as shop-in-shop expenditures under §1.6.2, as applicable; and (vii) all of the Licensee’s inventory of Licensed Products, by season (“Inventory”).  (Licensee will use reasonable efforts to provide Licensor with monthly “flash reports” within ten (10) days, of estimated aggregate Net Sales and earned Percentage Royalties via e-mail, attention: Licensing Finance Department.)  Within 120 days of the end of each Annual Period, the Licensee shall also deliver to CKI a certification from Licensee’s Chief Financial Officer that the accountings and statements applicable to Net Sales, Royalties (and the Advertising Obligation, Co-operative Advertising Obligation and Sole and Absolute Contributions) are accurate and in accordance with the provisions hereof.  Receipt or acceptance by CKI of any statement furnished, or of any sums paid by the Licensee, shall not preclude CKI from questioning their correctness at any time.

4.3Books and Records.  The Licensee shall, at its sole cost and expense, maintain complete and accurate books and records (specifically including, without limitation, the originals or copies of documents supporting entries in the books of account or electronic records) covering all transactions arising out of or relating to this Agreement.  Such books and records shall be maintained in accordance with accounting principles generally accepted in the United States or as and when required by the Securities and Exchange Commission, in accordance with international financial reporting standards (aka “IFRS”).  CKI and its duly authorized representatives shall have the right, upon reasonable prior written notice from CKI and during normal business hours, once in respect of each Annual Period and for up to [***] after such Annual Period, to examine and copy said books and records and all other documents and materials in the possession of and under the control of the Licensee with respect to all transactions and/or obligations arising out of or relating to this Agreement.  The exercise by CKI of any right to audit at any time or times or the acceptance by CKI of any statement or payment shall be without prejudice to any of CKI’s rights or remedies and shall not bar CKI from thereafter disputing the accuracy of any payment or statement, and the Licensee shall remain fully liable for any balance due under this Agreement.  The Licensed Products shall be assigned style numbers unique from any other products the Licensee may manufacture or sell.  The style number assigned to each Licensed Product shall be identical to the style number utilized to identify the Licensed Product in all of the Licensee’s books and records.  All documents evidencing the sale of Licensed Products shall state the style number of each such Product.  The Licensee shall not use terms such as “assorted” or “irregular” without a style specification with respect to the Licensed Products.

4.4Underpayments.  If, upon any examination of the Licensee’s books and records pursuant to § 4.3, CKI shall discover any royalty underpayment by the Licensee, the Licensee will make all payments required to be made to correct and eliminate such underpayment within ten (10) days of CKI’s demand together with interest thereon.  In addition, if said examination reveals a royalty underpayment of [***] or more for any Annual Period, the Licensee will reimburse CKI for the reasonable out-of-pocket cost of said examination within ten (10) days of CKI’s demand.  If said examination reveals a royalty overpayment, CKI will in its discretion either credit such amounts or remit such amounts to correct and eliminate such overpayment.

4.5Manner of Payment. All payments required by the Licensee hereunder shall be made to CKI in US $ dollars via wire transfer specifying federal funds [***], with phone or email confirmation to the CKI Licensing Finance Department (telephone: [***]; facsimile: [***].

All references to dollars shall mean US $ dollars.  The Percentage Royalties based upon Net Sales made in a currency other than US $ dollars (and certain other amounts provided for or contemplated under this Agreement), if applicable, shall be computed on the basis of the conversion rate of the currency in which the sale or other transaction occurred into US $ dollars in effect, as published in the Wall Street Journal, as of the close of business on the last day of the applicable accounting period with respect to sales, and other applicable amounts, or such other conversion rate that is consistent with the applicable accounting principles referenced in Section 4.3, consistently applied.  In the event that the Licensee is required to withhold certain amounts for payment to the appropriate governmental authorities (which should not/may apply under this Agreement), the Licensee will supply to CKI the official receipts evidencing payment therefor (as noted in §4.8).

4.6Interest on Late Payment.  In addition to any other remedy available to CKI, if any payment due under this Agreement is delayed for any reason, including, without limitation, as a result of any royalty underpayment, interest shall accrue and be payable, to the extent legally enforceable, on such unpaid principal amounts from and after the date  five (5) days after the date on which the same became due, at a rate equal to [***] (or the highest rate permitted by law in New York, if lower).

4.7No Set-Off.  The obligation of the Licensee to pay royalties hereunder shall be absolute, notwithstanding any claim which the Licensee may assert against CKI.  The Licensee shall not have the right to set-off, compensate or make any deduction from such royalty payments for any reason whatsoever.

4.8Taxes.  The Licensee will bear all taxes, duties and other governmental charges in the Territory relating to or arising under this Agreement, including, without limitation, any state or federal income taxes (except withholding taxes on royalties and taxes on CKI’s income), any stamp or documentary taxes or duties, turnover, sales or use taxes, value added taxes, excise taxes, customs or exchange control duties or any other charges relating to or on any royalty payable by the Licensee to CKI.  The Licensee shall obtain, at its own cost and expense, all licenses, Federal Reserve Bank, commercial bank or other bank approvals, and any other documentation necessary for the importation of materials and Products and the transmission of royalties and all other payments relevant to the Licensee’s performance under this Agreement.  If any tax or withholding is imposed on royalties, that is, and to the extent it may become applicable, and always subject to CKI’s prior written approval in each instance, when or where payments of Guaranteed Minimum Royalties and/or Percentage Royalties are made directly to CKI from any jurisdiction outside the United States, the Licensee shall compute and pay on behalf of CKI all withholding taxes which any governmental authority in the Territory may impose on CKI with respect to the Royalties paid by the Licensee to CKI.  The amount of such taxes shall be appropriately deducted from payments, and immediately paid to such governmental authorities.  The Licensee shall obtain and provide certified proof of the tax payment of the amount withheld, and immediately transmit it to CKI with (or within seven (7) days after) the quarterly accounting statement.  In the event such taxes are not paid when due, all resulting penalties and interest shall be borne by the Licensee.

4.9Financial Statements/Retail Sell-Through.  Licensee shall deliver to CKI:

(i)  within 30 days after the close of the regular shipping season of each seasonal Collection, its sales results (reflecting goods actually shipped), by style, on a unit basis, of Licensed Products shown and sold for such seasonal Collection; and within 90 days following the close of the regular shipping season a report setting forth the sell-through by Licensee’s retail customers of Licensed Products shipped to them, to the extent such sell-through information is reasonably available;

(ii) within 90 days after the close of each Annual Period, a letter from Licensee’s Chief Financial Officer, confirming that Licensee is not in default under any of the financial covenants referenced in §8.3(n);

(iii) within 90 days after the close of each of Licensee’s fiscal year’s during or concurrent with an Annual Period, copies of its annual financial reports (balance sheets, statements of income and cash flow) which may be unaudited (but if the Licensee otherwise prepares or is otherwise required to prepare, audited reports, it will so provide them to CKI) prepared in accordance with “US GAAP”, reported on by a recognized accounting firm, with such balance sheet demonstrating compliance with the financial covenants referenced in §8.3(n); provided that such annual financial statements shall be deemed to have been delivered if they are included in an annual report on Form 10-K filed with the Securities and Exchange Commission; and

(iv) within 45 days after the close of each calendar quarter copies of its quarterly financial reports, which will be prepared on a basis consistent with the annual financial reports, and which shall demonstrate compliance with the financial covenants referenced in §8.3(n); provided that such quarterly financial statements shall be deemed to have been delivered if they are included in a quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

ARTICLE V.   ADVERTISING AND PROMOTION

5.1Advertising.

5.1.1Deliberately Omitted.

5.1.2Advertising Obligation.  For each Annual Period, the Licensee shall remit to CKI an amount (the “Advertising Obligation” or “Minimum Advertising Expenditure,” a/k/a “MAE”) equal to [***] of the actual Net Sales (excluding sales to CKI and its store licensees (which shall  include CKI’s distributor’s which have free-standing store rights for sales therein) for such Annual Period; provided, however, that in no event shall the Advertising Obligation be less than the amount set forth below for such Annual Period.

Annual Period/Year	Minimum Advertising Expenditure or MAE
1(2022)	[***]
2(2023)	[***]
3(2024)	[***]
4(2025)	[***]
5(2026)	[***]
6 et seq. (2027) et seq.	[***]

The Licensee shall pay to CKI in respect of the Advertising Obligation for each Annual Period, no later than 1 January and 1 July of such Annual Period, an amount equal to one half of the specified amount set forth in the table above for such Annual Period (the “Initial Payments”), (as to those due 1 January, based on estimates with adjustments if any payable when the prior Annual Period’s actual reports are received).  If [***] of the Licensee’s actual Net Sales during the first six months of an Annual Period is greater than the Initial Payment with respect to such semi-annual period, then, not later than August 15 of such Annual Period, the Licensee shall pay to CKI an amount (the “June True-Up”) equal to the difference  between [***] of the Licensee’s actual Net Sales during such semi-annual period and the amount of such Initial Payment.  If the aggregate amount of the Initial Payments and June True-Up paid with respect to a completed Annual Period is less than [***] of the Licensee’s actual Net Sales for such Annual Period, then, not later than February 15 immediately following such Annual Period, the Licensee shall pay to CKI an amount equal to the difference between [***] of the Licensee’s actual Net Sales during such Annual Period and the amount previously so paid as to such Annual Period (such difference being deemed an “Advertising Shortfall”). The Advertising Shortfall shall be paid during, and added to, the Advertising Obligation for the subsequent Annual Period.  If the aggregate amount of the Initial Payments and June True-Up paid with respect to a completed Annual Period exceeds the greater of (x) [***] of Net Sales for such Annual Period and (y) [***] of Net Sales for the immediately preceding Annual Period (e.g. due to actual Net Sales for the second half of the year being less than estimated Net Sales), then such  excess shall be credited against the Advertising Obligation for the immediately subsequent Annual Period (or if such actual payments exceeds the required amounts during the final Annual Period, credited to other amounts due CKI hereunder, or refunded to Licensee).

The Advertising Obligation shall be used by CKI exclusively for Licensed Products advertising media and Licensed Products non-advertising media (i.e. production assets).  CKI shall not use the Advertising Obligation in connection with its overall multi-line advertising, marketing and promotion (which includes digital advertising and promotion (e.g. via social media and consumer marketing) of any of Licensor’s brands, marks or products) unless the Licensed Products are prominently included in such multi-

line activities, in which case a proportionate share of the costs of such multi-line activities reflecting the relative prominence of the Licensed Products in comparison to the other product categories included in such activities may be charged or billed by CKI as determined by CKI in good faith and its reasonable discretion.

Prior to the start of each Annual Period, Licensee shall present CKI with a proposed marketing plan for such Annual Period delineating the proposed expenditures using the projected marketing funds, including those as applicable to be remitted to CKI.  CKI shall consider in good faith such plan and review, revise and respond with a CKI plan, and the parties shall thereupon agree upon the final plan, with CKI having final approval acting reasonably and in good faith.  No Co-Operative Collateral, merchandising sales tools, fixtures or other costs or expenses compatible thereto shall be considered qualified MAE expenditure hereunder.

5.1.3CRK Fee.  As the advertising agency heretofore responsible for advertising campaigns relating to “Calvin Klein”,  “CK/Calvin Klein” and Licensed Mark activities, CRK Advertising now known as Consumer Marketing Organization (hereinafter “CRK”), a division of CKI, has developed certain expertise regarding the image of the Licensed Mark.  CKI shall utilize CRK for the promotion of, and to develop and place advertising (including social media advertising) for, the Licensed Products as well as other marks and products unless otherwise agreed by CKI in its reasonable discretion (for example, in the case of influencer campaigns maintained by Licensee); provided that CRK review and approval shall not be required in the case of line sheet imagery and soldier shots developed by Licensee, so long as Licensee prepares soldier shots in (models wrist wearing Licensed Products or just shot of Licensed Product item) accordance with CKI’s guidelines (to be provided by CRK) with duplicate images provided to CKI free of charge for its use (e.g. CK Calvin Klein websites, and other multi-product promotion).  However, all influencer campaigns shall be developed through CRK shall be subject to overall CRK development, CKI guidelines, and CRK Fee, if and as applicable.  CKI shall have the right to develop, approve and determine placement and otherwise have control over all aspects of such promotion and advertising while adhering to the above referenced marketing plan.  As compensation for CRK’s institutional advertising activities under this § 5.1.3, the Licensee shall pay to CRK an advertising agency fee (the “CRK Fee”) equal to the greater of [***] of: (i) the Advertising Obligation and (ii) the Licensee’s actual institutional advertising expenditures on Licensed Products, if more than the Advertising Obligation.  The CRK Fee for this institutional advertising shall be credited toward the Advertising Obligation. Notwithstanding anything to the contrary in the foregoing, in no event shall CKI require the Licensee to pay to CKI in any Annual Period, as the Advertising Obligation for such Annual Period (including the amount of the CRK Fee for such Annual Period), an amount greater than the greater of (a) [***] of the Licensee’s Net Sales for such Annual Period and (b) the specific dollar amount of the Minimum Advertising Obligation for such Annual Period, as set forth in the above table, unless the Licensee agrees otherwise.  Other than those incurred in relation to advertising shoots, included within the cost thereof and credited towards the MAE (e.g. per diem costs and expenses of “stylist” or “creative director” at a “shoot”) and/or otherwise the reasonable agreed-upon-in-advance travel, room and board, and similar out-of-pocket expenses of CRK and its personnel (if applicable or if any) are in addition to, and shall not be applied towards, or credited to, the Advertising Obligation.  In addition, the Licensee shall also pay CRK Fees, at the rate of [***]  of the amount spent by CRK for other services and materials (such as collateral, such as in-store, point-of-sale materials, “look books”, press kits, packaging) requested by the Licensee or, provided to the Licensee hereunder, pursuant to §1.6.4 or otherwise, and shall reimburse CRK for its expenses and out-of-pocket costs associated with its provision of such other services and materials as requested by Licensee (which are not applied towards, or credited to, the Advertising Obligation).  However, other than for MAE amounts, no CRK fee will be payable for CRK approvals (as provided in §5.5) without any work or services being provided and without any modifications or substantive revisions, made on behalf of CKI.  For the avoidance of doubt, if the underlying marketing expenditure is covered by and creditable against the [***] MAE then the related CRK Fee shall likewise be creditable to the MAE.

5.1.4Co-op Advertising.   The Licensee shall spend for Co-operative Advertising including Shop-in-Shops, fixturing and other comparable qualified advertising during each Annual Period at levels  no less than [***] of the Net Sales (excluding sales to CKI and its store licensees which may include CKI’s distributors which have free-standing store rights for sales therein) and not less than [***] during the 1st Annual Period, during each such Annual Period.  All Co-operative Advertising shall be (i) in accordance with the parameters reasonably promulgated by CKI from time to time, including, without limitation, creative as approved by CKI acting in good faith, as well as the Licensed Products presented in such Co-operative Advertising, and timing and applicable placement (the publication as well as the particular location within the publication) (sometimes referred to as a “media plan”), and (ii) subject to CKI’s prior approval acting reasonably and to be promptly exercised.  CKI may provide approval of material or materials to be applied by Licensee generally without the need for case by case application approval except that any such material shall follow CKI usage guidelines (provided by CRK) and resubmitted for approval from time to time (e.g. every [***]) materials shall be reexamined by CKI every [***].  The Licensee shall be obligated to notify its accounts of these requirements and ensure their compliance with such requirements.  The Licensee shall provide CKI with its planned Co-operative Advertising program in advance of each season.  For purposes of this Agreement “Co-operative Advertising” means (i) fixturing (including for shop-in-shops, displays, duratrans, and other point of sales fixturing), (ii) advertisements by or in connection with retail accounts (including Licensee Affiliates that operate as retail accounts), such as OOH, in-mall and advertisements in local newspapers and certain approved retail catalogs (catalogs of Approved Accounts consisting of full-price regular retail outlets such as [***], as well as others, if any, which CKI may specifically approve in writing after viewing the same), and applicable “sharing” of expenses by such retail account with the Licensee, by way of advertising reimbursements, credits, charge-backs, or payments, and (iii) the presentation of Licensed Products to retail account sales staff, (iv) live events intended to direct traffic towards Licensee’s retail accounts and purchases of Licensed Products (v) digital and programmatic advertising intended to direct traffic toward Licensee’s retail accounts, including  (i) retargeting (e.g. [***]), (ii) review services (e.g. [***]), (iii) sponsored products (e.g. [***]), (iv) affiliates (e.g. [***]), (v) paid search (search engine magnification), (vi) A+ detailed pages/web collage, incurred by Licensee in connection with E-Commerce product imagery and presentation of products by retail accounts.  For the avoidance of doubt, graphic design costs or expenses are not included in Digital Advertising.  Expenditures for “co-op advertising” which are not in compliance with CKI’s parameters or within the definition of Co-operative Advertising shall not be deemed a qualified expenditure for Co-operative Advertising hereunder.  Except as expressly set forth above, “Co-operative Advertising” as set forth above does not include and shall not consist of advertisements in trade publications or any expenses or costs of (without limitation) packaging,  or advertising or selling materials of Licensee’s sales or merchandising teams including but not limited to “look books” or “tools,” in-store merchandising contributions or sharing of expenses, product detail photography (“PDP”), or any other selling or merchandising expenses or events, or any promotional materials, events or activities, such as press kits, goody bags (gifts), general influencer arrangement parameters (e.g. “reposting” use by Licensee and CKI and of other CKI’s licensees) or any consumer advertising. In the event Licensee underspends, and thus fails to spend the required amounts hereunder for a given Annual Period, Licensee will be obligated to spend the underspend (or shortfall) during the first [***] of the immediately subsequent Annual Period (in addition to and in excess of that amount required to be spent during such Annual Period).  If such underspend is not so spent by Licensee, then Licensee will be deemed to have breached this Agreement and shall be obligated to remit the amount (or net amount) of the underspend (or shortfall), to CKI, not later than [***] of such immediately subsequent Annual Period.  CKI may, in its sole and absolute discretion, use or spend such amount on advertising, marketing, and/or promotion of any of the Calvin Klein brands, marks or merchandise.  Any remittance to CKI of any underspend (or shortfall) shall not be deemed a cure of the breach, but as an additional remedy available to CKI.

5.1.5Sole and Absolute Contribution.  For each Annual Period beginning with the second Annual Period (2023), Licensee shall remit to CKI an amount (the “Sole and Absolute Contribution”) equal to [***] of the actual Net Sales (excluding sales to CKI, and its store licensees which may include CKI’s distributors which have free-standing store rights for sales therein) for such Annual Period; provided, however, that in no event shall the Sole and Absolute Contribution be less than the dollar amount set forth below for such Annual Period.

Annual Period/Year	Minimum Sole and Absolute Contribution
1 (2022)	[***]
2 (2023)	[***]
3 (2024)	[***]
4 (2025)	[***]
5 (2026)	[***]
6 et seq. (2027) et seq.	[***]

The Licensee shall pay to CKI in respect of the Sole and Absolute Contribution for each Annual Period, no later than 1 January and 1 July of such Annual Period, an amount equal to one half of the specified amount set forth in the table above for such Annual Period (the “Initial S&A Payments”), as to those due 1 January, based on estimates with adjustments if any payable when the prior Annual Period’s actual reports are received).  If [***] of the Licensee’s actual Net Sales during the first six months of an Annual Period is greater than the Initial S&A Payment with respect to such semi-annual period, then, not later than 30 July  of such Annual Period, the Licensee shall pay to CKI an amount (the “June S&A True-Up”) equal to the difference between [***] of the Licensee’s actual Net Sales during such semi-annual period and the amount of such Initial S&A Payment.  If the aggregate amount of the Initial S&A Payments and June S&A True-Up (if any) paid with respect to a completed Annual Period is less than [***] of the Licensee’s actual Net Sales for such Annual Period, then, not later than 30 January immediately following such

Annual Period, the Licensee shall pay to CKI an amount equal to the difference between [***] of the Licensee’s actual Net Sales during such Annual Period and the amount previously so paid as to such Annual Period (such difference being deemed a “Sole and Absolute Contribution Shortfall”). The Sole and Absolute Contribution Shortfall shall be paid during, and added to but not credited against, the Sole and Absolute Contribution for the subsequent Annual Period.   If the aggregate amount of the Initial S&A Payments and June S&A True-Up (if any) paid with respect to a completed Annual Period exceeds the greater of (x) [***] of Net Sales for such Annual Period and (y) [***] of Net Sales for the immediately preceding Annual Period, (e.g. due to actual Net Sales for the second half of such Annual Period being less than estimated Net Sales), then such excess shall be credited against the Sole and Absolute Contribution obligation for the immediately subsequent Annual Period (or if such actual payments exceed the required amounts during the final Annual Period, credited to other amounts due CKI, or refunded to Licensee). CKI shall use the Sole and Absolute Contribution, in its sole and absolute discretion, in connection with the advertising, marketing and promotion (which includes digital advertising and promotion e.g. via social media and consumer marketing) of the Licensed Marks, which may or may not include the Licensed Products.

5.2“Usage”.  If the Licensee requests advertising support including, without limitation, the acquisition of rights to use images of models in jurisdictions within the Territory where rights have not been obtained or for uses for which authorization has not been granted, the Licensee shall pay over to CKI the reasonable incremental costs associated with such advertising support.

5.3Use of Advertising and Promotional Materials.  The use and release of any and all  advertising and/or promotional material, events, or activities (printed materials or otherwise including but not limited to “look books”) or social media activities (e.g. posts, influencer arrangements or other comparable activities or arrangements) or copy or interaction relating to the Licensed Products or the Licensee’s activities pursuant to this Agreement including in the nature of press releases, interviews or other similar public relations events, and any other corporate release, data or information which will or is likely to become public and, if so, could affect such image, will be prepared or conducted in consultation with, and subject to the prior approval of (or approval subject to CKI-required modifications of), CKI’s public relations department (not to be unreasonably withheld or delayed), or as to advertising and promotional events or activities, CRK (aka Global Marketing Organization) (not to be unreasonably withheld or delayed). After any such approval, the Licensee will not modify the approved material or activity or event in any material respect unless such modification is specifically approved by CKI’s public relations department or CRK.

5.4Runway Shows and Other Samples.  The Licensee shall provide to CKI without charge, such reasonable quantity of Licensed Product as is determined and requested by CKI, sample lines comprising key styles, up to two (2) complete sets for each seasonal collection of Licensed Products, for use in fashion shows and for representative merchandising display of merchandise produced by CKI or other licensees of CKI and for use by CKI in the promotion of Licensed Products, including advertising shoots, public relations promotions, editorial promotions, press coverage and celebrity use, including where needed in advance of regular production cycles (e.g., fashion shows, merchandising displays within showrooms, advertising shoots).  [***].

5.5CRK Approvals Not Involving Creation. For the sake of clarity, no CRK Fee is payable when CRK merely exercises CKI’s approval rights to approve creative assets developed by Licensee or by third parties on Licensee’s behalf but without any work or services or changes or modifications by CRK.

ARTICLE VI.    QUALITY AND STANDARDS

6.1Distinctiveness and Quality of the Licensed Mark.  The Licensee shall maintain the distinctiveness of the Licensed Mark and the image and high quality of the goods and merchandise bearing the Licensed Mark to be sold hereunder, so as to be at least commensurate with the repute, image and prestige of the Licensed Mark as prescribed and determined  by CKI acting in good faith in its discretion reasonably exercised consistent with CKI’s historical past practice and procedures.  The Licensee agrees that all Licensed Products manufactured or sold by it will be of high quality as to workmanship, fit, design and materials, and shall be at least equal in quality, workmanship, fit, design and material to the samples of Licensed Products submitted by the Licensee and approved by CKI hereunder.  All Licensed Products shall be sold with a warranty of repair and/or replacement for two (2) years or longer consistent with Licensee’s standard warranty guarantee.  Licensee shall maintain an inventory of spare parts for a duration of at least two (2) years but at least consistent with that of its other watch brands.   All manufacturing and production shall be of a quality in keeping with the prestige of the Licensed Mark, and in strict compliance with all legal requirements and all statutes, rules and regulations applicable in the Territory (and outside as may be applicable) including for example without limitation workplace, child and other labor laws and regulations, customs requirements and country of origin and regulations, and import and export requirements (including licensing requirements applicable thereto) and health and safety and environmental laws, regulations and requirements.  In addition, the Licensee agrees that it will only use the Licensed Mark in the form thereof then approved by CKI, and that all Licensed Products shall bear the Licensed Mark in such approved form.  CKI shall give the Licensee reasonable prior notice of any change in the form of the Licensed Mark and shall permit the Licensee to use a superseded form of the Licensed Mark for up to [***] in order to enable the Licensee to sell inventory, complete and sell work-in-process, and to deplete inventories of labels, tags, packaging, and other materials bearing the Licensed Mark.  In the event CKI elects to change the form of the Licensed Mark, the Licensee’s obligations in respect to the image and high quality of the goods and merchandise bearing the Licensed Mark, and the prestigious marketing of same as required under this Agreement, shall be consistent with the actions of CKI and actions of its other licensees, as directed or authorized by CKI in respect to Licensed Products bearing such new form of the Licensed Mark.  All Licensed Products will be developed, manufactured, shipped, sold, labeled, packaged, distributed and advertised in accordance with all applicable laws, statues and regulations.

6.1.1Consistency with Other Products.  The Licensed Products hereunder are among a range of lines of men’s, women’s, boys’ and girls’ apparel and accessories and other products which are produced and/or sold by CKI, its licensees and other duly authorized parties under the Licensed Mark and other related trademarks.  In order to provide for consistency in scope, and to prevent confusion in the market, the Licensee agrees to use commercially reasonable efforts to ensure that it will only use the Licensed Mark in the form thereof then approved by CKI (except as set forth in § 6.1 above) and that the placement of items constituting Licensed Products in the market will be consistent with placement of other merchandise bearing the Licensed Mark and be distinguishable from the placement of product lines bearing other trademarks.

6.2Design.

6.2.1Design.  The parties will co-operate in connection with the development of each Collection of Articles for each line under the Licensed Mark hereunder as specified below and summarized in the attached Schedule 6.2.1.  Approximately [***] before the anticipated launch of seasonal collections (under the Calvin Klein marks or family of goods), as indicated by Licensee), Licensor will provide to Licensee its “global brand seasonal design brief”, which will provide the general direction for the global lines for all such season(s).  The “global brand seasonal design brief” will include creative concepts and fashion direction, which shall consist of, among other things, shapes, proportions, color direction, print(s) direction, techniques, and  key elements, all of which Licensor deems appropriate for its various product lines which may include applicability to Articles.

6.2.2Development Schedule.  Licensee will develop each seasonal Collection in accordance with the development schedule sent to Licensor annually, at least [***] in advance.

6.2.3Staff.Licensee will maintain during the term of this Agreement a design staff [***] capable of timely developing seasonal collections of Articles hereunder to exploit the License and to maintain the prestige and reputation of the Licensed Mark, all as required hereunder.  Licensee’s design team [***]will have meetings, on an ongoing basis, with the Licensor-designated creative or design and/or merchandising person or persons, the purpose of which will be to discuss, and cooperate with Licensor, and enable Licensee to develop each seasonal collection efficiently and consistent with Licensor’s “global brand seasonal design brief”, so as to timely market, sell and ship the same.

6.2.4Global Brand Seasonal Design Brief.  Based on the “global brand seasonal design brief”, Licensee shall create, develop and present for Licensor’s review and approval (or disapproval) in Licensor’s reasonable discretion in New York, a program in a tangible and/or digital illustrative format of the proposed designs for the Collection, which shall also include certain submissions by Licensee of samples of designs, styles, fabrications, trim, hardware or other components for inclusion in the seasonal collection in response to major account’s interest, or suggestions or anticipated trends (“Design Boards”).  Licensee shall present “Design Boards” in a Presentation Meeting.  The purpose of the Presentation Meeting is to provide Licensor with a clear and concrete understanding of the themes, fabrications, or swatches (for straps of watches, etc.), styles, and colors, of Licensee’s proposed designs, for the Collection.  The same shall be submitted for Licensor’s consideration by Licensee, providing Design Boards and sketches, or scrap books as well as, where appropriate, samples of trim, fabrics, hardware and other components and elements in each of Licensee’s suggested colors and qualities, as well as swatches, yarns and illustrations sufficient to give Licensor a clear understanding of the particular Products and components Licensee wishes to develop.

6.2.5Certain Other Approval.  Following approval by Licensor of the Design Boards, Licensee will provide and present to Licensor proposed styles, actual designs, component elements in sufficient size, fabrications or swatches (for straps of watches, etc.) in sufficient size as well as color, content and other matters, samples, labels (quality) trim, hardware, and other materials in quantities and sufficient variety (collectively, the “Designs”) to enable Licensor to review and approve (including to require modifications to or changes in), or disapprove in Licensor’s reasonable discretion on a timely basis, sufficiently in advance of the market and production timing.    Presentations may be on an ongoing basis.  Based upon Licensor’s direction and approval of all the foregoing, Licensee will timely produce pre-production prototypes for Licensor’s review and approval. Licensee may present any and all Designs to Licensor in digital format rather than tangible media to the extent reasonably practicable.

6.2.6Prototypes.  At any time during the design process and development of a Collection, Licensee may request Licensor to review and consider approval of additional items or “Designs” to be added to the Collection.  Both parties shall accord the other’s suggestions, good faith consideration.  If additional “Designs” are approved by Licensor, Licensee shall use all reasonable commercial efforts to timely provide pre-production prototypes (which may be digital) to Licensor for its review and approval (or disapproval), and if approved, subject to time constraints and production capabilities, to include the Approved Designs in such Collection for which it was approved.  Further, Licensee may request approval of products produced specifically for a full price account only, from time to time and on a case by case basis, CKI may approve in writing in advance limited styles, and units produced of such “special products”.  All such (special products) shall be identified as such (e.g. “SP”) in all design submissions, line lists/line descriptives, and in reports and accountings by Licensee hereunder.

6.2.7CKI Review and Record.  Prior to showing the season’s Collection of Articles to the trade or commencing production of the Articles for each seasonal collection, Licensee shall produce pre-production prototypes (which may be digital) of each in the approved fabrications which Licensee proposes to include in the season’s Collection, for Licensor’s approval, to be exercised promptly and in good faith.  Presentation of such prototypes may be on an ongoing basis.  No previously approved Articles will be included in a subsequent seasonal Collection unless and only if presented for inclusion and approved by Licensor for that specific seasonal Collection of Articles.  With respect to the prototypes, Licensor shall have the right to confirm conformity with the Approved Designs as well as to require changes to the prototypes of the Articles for purposes of quality control.  (Prototypes which have been approved by Licensor, or those subject to changes being made by Licensee upon resubmission of corrected prototypes and subsequent approval by Licensor, shall hereinafter be referred to as “Approved Prototypes.”)  For clarification purposes, it is understood that Licensee shall not be required to provide Licensor with prototypes in each color and each fabric or swatch (for example, leather type), but only in each style (including in a particular fabrication, when requested by Licensor).

6.2.8Final Approval and Sales.  The final composition of the entire seasonal Collection of Articles for each line shall be determined and agreed upon by Licensee and Licensor acting reasonably upon presentation and edit of the sample line produced (digitally or in tangible form) from Approved Prototypes.  Licensor and Licensee shall cooperate in the line edit.  As to any Designs or Approved Prototypes that Licensor believes are not in alignment with the “global brand seasonal design brief”, or Approved Designs, Licensor and Licensee will seek to determine a mutually agreeable solution reasonably acceptable to Licensor (e.g. cancel production, limit production, or modify the production goods to the extent practicable).  Licensee shall provide CKI with line descriptives prior to each market opening.  [***].

6.2.9Timely Products.  After the market period closes, Licensee shall (i) timely produce, sell, and ship the season’s Collection for each line of Articles based on the Approved Prototypes, and (ii) meet with Licensor’s “global marketing” staff and Licensor’s merchandising staff, to review the market and discuss the seasonal consumer marketing strategy, for the Articles, to determine key items and key stores for such seasonal collection of Articles.

6.2.10Use of Designs etc.  Licensee may use only sketches, designs, colors, packaging, labels and other materials provided or approved by Licensor in connection with Articles.

6.2.11Design Response.  Licensor shall respond to all submission requests for approval pursuant to this design procedure promptly following receipt of request and presentation of all required materials/information necessary for Licensor’s full consideration and clear understanding.  Licensee shall provide Licensor within [***] after Licensor’s approval of the Designs with a photographic record of the Approved Designs in the form of duplicate “boards” or “scrap book”, or such other comparable method (which may be digital), reasonably acceptable to Licensor so that Licensor has a means to verify compliance, or alternatively Licensor may during the Presentation Meeting duplicate or photograph or otherwise memorialize (via notes etc.), a copy or duplicate of Licensee’s submitted “Designs”.

6.3Manufacture of Licensed Products by Third Parties.  All contractors wherever located which the Licensee desires to use in connection with the manufacture of Licensed Products are subject to the prior written approval of CKI, which consent shall not be unreasonably withheld or delayed; provided, however, that CKI shall have [***] after its receipt of a written request from the Licensee to use a manufacturer or such longer period as is reasonable under the circumstances to approve or disapprove such manufacturer.  In order to maintain CKI’s high standard of quality control and to insure that appropriate measures are taken against counterfeiting, the Licensee shall provide CKI with the following information: (i) name and address of each proposed manufacturer; (ii) type of Licensed Products to be manufactured; and (iii) any other relevant information. The Licensee shall obtain the signature of an authorized representative from each approved third-party manufacturer used by the Licensee on an agreement (a “Third-Party Manufacturing Agreement”), substantially in the form of Exhibit PVH-A [***].  The Licensee shall not use any contractor in connection with the production of Licensed Products that [***].  Licensee will not use or authorize the use of any contractor or supplier with which CKI would be prohibited from dealing with under any U.S. governmental law, statute, regulation, order or decree, including for example individuals or entities listed, described or proscribed as prohibited and restricted persons and entities, by the U.S. Departments of Treasury or State or Commerce, including but not limited to those entities and individuals listed on the U.S. Department of Treasury list of “specially designated nationals” or various lists of prohibited restricted persons and entities maintained by the U.S. Departments of State and Commerce (“Prohibited Entities or Individuals”).  The Licensee acknowledges that it shall remain primarily liable and completely obligated under all of the provisions of this Agreement in respect of such contracting or assembly arrangements.

6.4Non-Conforming Products.  In the event that any Licensed Products are, in the reasonable judgement (which shall include subjective aesthetic considerations and standards) of CKI, not being manufactured, distributed or sold with quality workmanship or in adherence to all details and characteristics furnished by CKI, CKI shall notify the Licensee thereof in writing (“CKI’s Quality Notice”), and the Licensee shall promptly change such Licensed Products then in inventory to conform thereto.  If Licensed Products as changed do not thereafter strictly conform and such strict conformity cannot be obtained after one resubmission, such Licensed Products (the “Non-Conforming Products”) shall be disposed of in a way which shall not reduce the value of the Licensed Mark or detract from its reputation.  The Licensee shall obtain the express prior written consent of CKI with respect to the terms, conditions and method of their disposal, which may include, without limitation, the destruction of the Non-Conforming Products, the donation of such Non-Conforming Products to eleemosynary institutions, the sale of such Non-Conforming Products in a private sale, with proceeds to be given to charity, or the removal of Labels and other identification prior to sale.  CKI may require the Licensee to cease further shipment and sale of such Licensed Products, to recall any Licensed Products that are not substantially or substantively consistent with approved quality standards and/or to purchase at the Licensee’s expense any such substantially or substantively inconsistent Licensed Products found in the marketplace.  [***].

6.5Approvals.  All approvals by CKI required under this Agreement must be obtained in advance, of use of the item subject to approval in the case of items, or other action as may be applicable, which approval must be in writing (which may be by email) from CKI to the Licensee.  Except as otherwise expressly provided hereunder, a submission for approval shall be deemed approved unless CKI delivers a notice of disapproval within [***] after its receipt of a written request for approval (together with the submission as well as all information, details and specifications reasonably necessary to review, determine and provide an approval).  All matters related to design, creative or aesthetic matters hereunder requiring approval of CKI shall be granted or withheld in the [***] discretion of CKI exercised in good faith and may be based solely on CKI’s subjective aesthetic standards exercised in good faith.  [***].  CKI has no obligation to approve, review or consider any item which does not strictly comply with the required submission procedures.  Approval by CKI shall not be construed as a determination that the approved matter complies with all applicable regulations and laws, which is the sole responsibility of Licensee.  No disapproved item shall be manufactured, sold, used, distributed or advertised by the Licensee under the Licensed Mark.  The Licensee may revise any disapproved item and resubmit it.  The Licensee must strictly comply with all of CKI’s decisions made in accordance herewith.  CKI may amend the approval forms as appropriate.

6.6Marketing, Labeling, Packaging, Promotions, Business Materials.  All templates for packaging, labeling, including within the Licensed Product including trim, components and hardware in each case containing a Licensed Mark or related logo (for example buttons, linings, logos affixed or embroidered and the like) (“Labels”) must be approved by CKI.  The use of any Label that has not been approved is expressly prohibited.  All Licensed Products manufactured, distributed or sold by, or on behalf of, the Licensee shall be marked, labeled, packaged, advertised, distributed and sold in accordance with this Agreement.   At the request of CKI, the Licensee shall cause to be placed on (or attached to) all Licensed Products packaging (by way of labels, tags or inserts) an appropriate notice designating CKI as the “licensor” of the Licensed Mark, and/or CKTT as the owner of the Licensed Mark.  The manner of presentation of such notice shall be determined by CKI acting reasonably.  Any and all proposed advertising, promotional (including promotion via social media (e.g. influencer arrangements or agreements)), business (including stationary, business cards, invoices), marketing (including “look books”) or publicity material (including issuing press releases, interviews or other public relations media) and any other printed material or other form of communications to be used in connection with the marketing, promotion, sale or distribution of the Licensed Mark must be approved by CKI acting reasonably (as to content, form and specific use, including timing and duration of use) prior to use by Licensee.  As to social media usage, use shall wherever reasonably practicable (but without the need for Licensee to incur incremental expense) cover usage by Licensee as well as by CKI and other CKI licensees (e.g. reposting as to influencer posts).  In the case of “look books,” a series of photographs illustrating items available for purchase, whether from a “fashion show” or otherwise, for each seasonal Collection of Licensed Products will be produced by CKI (using CRK), the costs of which shall be borne by the Licensee as part of the Advertising Obligation.  “Look Books” may also be used as POP or POS materials, or for other promotional activities only if and as approved by CKI, (but expense thereof is not considered a qualified Advertising or Public Relations or Co-Operative Advertising expenditure).  If CKI should in its reasonable discretion disapprove any sample tag, label, package or the like, or any advertising, promotional, merchandising, marketing or publicity material, activity or event or the proposed placement or use thereof or any other printed matter, event or activity, Licensee will not use or permit the use of the same in the manner disapproved by CKI, whether or not in connection with Licensed Products or the Licensed Mark.

6.7Inspection of Facilities.  Licensee shall use all commercially reasonable efforts to enable CKI and its duly authorized representatives, during normal business hours and upon reasonable notice, to inspect all facilities utilized by the Licensee (and its contractors and suppliers to the extent the Licensee may do so) in connection with the manufacture, sale, storage or distribution of Licensed Products, and to examine the Licensed Products in the process of manufacture.

6.8Samples and Artwork.  CKI may make available to the Licensee certain samples, designs, colors, fabric samples, tags, labels, packaging, catalogues and artwork already available to CKI,(that is developed for predecessor or other licensees for example), and the cost of providing such materials for use by Licensee shall be borne by the Licensee at CKI’s cost, but not to exceed [***]  per annum without the Licensee’s prior consent, the payment for which shall be separate and apart from the payment of any CRK Fee for the development of such samples, designs, colors, fabric samples, tags, labels, packaging, catalogues and artwork.  All right, title and interest in and to samples, sketches, designs, and other materials furnished to the Licensee or submitted by CKI in connection with the Licensed Products, including any modifications or improvements thereof which may be created by CKI, shall remain the sole property of CKI as between the Licensee and CKI, and are “licensed” hereunder solely and exclusively for use in connection with the manufacture, sale, distribution and promotion of Licensed Products in the Territory.

6.9Know-how.  The Licensee shall have the right to request visits to CKI’s offices or showrooms to meet with its personnel, in order to obtain additional know-how and assistance, all as and only as CKI deems appropriate.  The scheduling of such visits shall be at times mutually convenient to the parties hereto.  In connection with such visits, the Licensee shall bear all expenses of the Licensee’s representatives.

6.10Meetings.  CKI may from time to time hold meetings of CKI’s licensees.  The Licensee shall, upon receipt of reasonable notice, attend such meetings at its own expense but shall not be required to attend more than [***] per year.

6.11Design Direction.  The designs of the Licensed Products shall at all times be consistent with CKI’s design aesthetic for the Licensed Mark.  CKI may submit samples to the Licensee of or for products it deems to be core to the image of the overall “CALVIN KLEIN” trademarks and/or product lines, and the Licensee shall develop Licensed Products based thereon and shall use commercially reasonable efforts to market same.

6.12Design Rights.  The Licensee acknowledges and agrees that CKI owns or shall own all design rights, regardless of whether such designs were created by CKI or by or on behalf of the Licensee, except with respect to Excluded Designs.  The Licensee agrees to make, procure and execute all assignments necessary to vest ownership of design rights in CKI.  The Licensee shall not do or allow to be done anything which may adversely affect any of CKI’s design rights.  All designs used by the Licensee for the Licensed Products, except with respect to Excluded Designs, shall be used exclusively for the Licensed Products and may not be used under any other mark, whether during the License Period or any time thereafter, without the prior written consent of CKI.  “Excluded Design” means a design submitted by the Licensee and (i) not approved by CKI; or (ii) approved by CKI but not distinguishable from similar generic products generally available in the marketplace; or (iii) approved by CKI but not distinguishable from a product which has previously appeared, or is to substantially simultaneously appear, in the Licensee’s product line and the Licensee advised CKI of such condition in writing at the time of submission.  In the event of clause (i) or (iii) above, the Licensee shall retain title (only if and to the extent Licensee had title prior to use under the Agreement) to such designs but shall permit CKI to use such designs in perpetuity.  CKI may use and permit others to use said designs (other than Excluded Designs) and other materials in any manner it desires, provided that such use does not conflict with any rights granted the Licensee hereunder.  The Licensee specifically acknowledges that such designs (other than Excluded Designs) and other materials may be used by CKI and its Affiliates on Licensed Products in the Territory and on products other than Licensed Products anywhere in the world with respect to the merchandise and as to its reserved rights during the term, and thereafter without reservation.  Notwithstanding the foregoing, CKI shall not acquire any ownership interests in any patents owned by Licensee and utilized for multiple generic or other products (other than Licensed Products), but utilized as well in connection with the Licensed Products. No copyrightable/patentable designs of licensed products developed or sold under Predecessor Licensee’s license may be reproduced unless Licensee negotiates (at its expense) the purchase of such Designs from Predecessor Licensee.

6.13Shops, Stores, Retail Outlets.  Subject to § 6.14, the Licensed Products sold on a wholesale basis by the Licensee may be sold only to those specialty shops, department store and retail outlets which meet both of the following criteria: (a) carry high quality and prestige merchandise and whose location, merchandising and overall operations are consistent with the high quality of the Licensed Products and the reputation, image and prestige of the Licensed Mark, for sale thereby to consumers only; and (b) sell at least [***] of the following brands in CKI’s “competitive set” for Licensed Products:  [***].  Such accounts which meet the foregoing and are approved by CKI from time to time are collectively referred to as “Approved Accounts”.  CKI may approve e-tailer accounts and/or e-commerce arms of brick and mortar accounts on an individual, case by case basis.  All such retail outlets are subject to CKI’s written approval (with all due consideration given to CKI’s subjective aesthetic concerns and judgement and the quality, value and prestige, as CKI in its reasonable discretion deems appropriate, of the Licensed Marks) on an ongoing basis based upon passage of time and changes in circumstances, policies, and/or procedures whether of CKI or of such retail outlet, or of any account under this Agreement.  No [***] is or will be an approved retail outlet, (e.g. [***]). CKI may at any time subject sales to any Approved Account, to any conditions or limitations CKI considers appropriate in its reasonable discretion; provided, however, that in order to be effective, any such conditions or limitations must be set forth in a writing provided to the Licensee.  As noted, CKI reserves the right to review/approve or disapprove, all accounts (including disapproval of previously approved accounts) on an on-going basis.  Such approval to be reasonably exercised by CKI in good faith based on CKI’s subjective aesthetic judgement.  CKI may withdraw its approval of any Approved Account, including, without limitation, any Approved Account listed on Schedule 6.13 upon reasonable prior written notice to the Licensee (at which time, such customer shall cease to be an Approved Account for purposes of this Agreement); provided, however, that the Licensee may fulfill any firm orders entered into prior to the Licensee’s receipt of CKI’s withdrawal of approval.  The Licensee shall not (i) sell or distribute any Licensed Products to wholesalers, (except to CKI approved or permitted distributors of Licensee) or to any jobbers, or diverters; (ii) use the Licensed Products as giveaways, prizes or premiums, except for promotional programs which have received the prior written approval of CKI; or (iii) sell Licensed Products to any third party that Licensee knows, or should know, intends to resell the Licensed Products to any prohibited party hereunder (including prohibited entities).

6.14Disposal of Seconds and Close-Outs.  Seconds and Close-Outs sold by the Licensee may be sold only to Approved Accounts and Approved Seconds and Close-Outs Accounts, including those customers identified on Schedule 6.14.  Whenever the Licensee shall wish to sell Seconds and Close-Outs to customers not previously approved by CKI, the Licensee shall submit to CKI a written list of the proposed customers for Seconds and Close-Outs for CKI’s prior written approval.  The proposed customers approved from such list, together with the customers listed on Schedule 6.14, are referred to as the “Approved Seconds and Close-Outs Accounts.”  Sales to Off-price e-commerce e-tailers and e-commerce arms of any Off-Price Channel Account are not permitted without CKI’s prior written approval in writing.  Notwithstanding CKI’s approval of any customer, CKI may at any time subject sales to any such customer, including, without limitation, any such customer listed on Schedule 6.14, to any conditions or limitations CKI considers appropriate in its reasonable discretion; provided, however, that in order to be effective, any such conditions or limitations must be set forth in a writing provided to the Licensee.  Nothing herein shall be deemed to prohibit CKI from withdrawing its approval of any Approved Seconds and Close-Outs Account, including, without limitation, any such Approved Seconds and Close-Outs Account listed on Schedule 6.14, or of any other account under this Agreement upon reasonable advance written notice to the Licensee (at which time, such customer shall cease to be an Approved Seconds and Close-Outs Account for purposes of this Agreement); provided, however, that the Licensee may fulfill any firm orders entered into prior to the Licensee’s receipt of CKI’s withdrawal of approval.

6.14.1Seconds.  The Licensee shall only sell Licensed Products which are damaged, imperfect, non-first quality or defective goods (“Seconds”) in a way which shall not reduce the value of the Licensed Mark or detract from its reputation and shall obtain the express prior written consent of CKI with respect to the terms and method of their disposal.  All Seconds approved for sale by CKI shall be clearly marked “Seconds” or “Irregular.” The percentage of Seconds of any of the Licensed Products which may be disposed of in any Annual Period shall not, in any event, exceed [***] of the total number of units of Licensed Products distributed or sold by the Licensee for such Annual Period.

6.14.2Close-Outs.  All first quality Licensed Products which constitute discontinued styles no longer in production  by Licensee hereunder, or are  sold at a price which is at least [***] off the initial regular wholesale price and to be sold and shipped following the regular shipping season for such seasonal collection  (“Close-Outs”), shall be sold upon such terms and conditions as the Licensee, in its reasonable discretion, determines appropriate and shall not be sold to any person which the Licensee knows, or has reason to know, will sell  to anyone which is not an Approved Account.  The percentage of Close-Outs of any of the Licensed Products which may be disposed of in any Annual Period shall not, in any event, exceed [***] of the total number of units of Licensed Products distributed or sold by the Licensee for such Annual Period.  The Licensee acknowledges and agrees that so called “make-ups”, or “cut-ups” or “special product” are not permitted to be produced as to Licensed Products for sale to any OP Account hereunder.  Discontinued styles which are no longer in production, with styles that are at least [***] old (from date of first shipment) are subject to CKI’s review and approval before resumption of production including as to which accounts such reinstated styles are to be sold (e.g. for sales to OP Accounts only), and are considered Close-Outs under this Agreement.

6.14.3Off-Price Channel Cap (aka “OP A/C Cap”).  Notwithstanding the foregoing provisions of this § 6.14, in no event shall sales of Seconds and Closeouts to CKI approved Off-Price Channel Accounts exceed:

[***]

in each case in any Annual Period (“Off-Price Channel Cap”).

If the Off-Price Channel Cap is exceeded in any Region, in any Annual Period, then it is a material breach of the Agreement and as an additional remedy (and not as an election of remedies), Licensee shall pay CKI an additional “Penalty Percentage Fee” on such excess Net Sales of plus [***], and in each successive Annual Period, if such Off-Price Channel Cap is exceeded (e.g. if exceeded in 2022, plus [***]; if exceeded in 2022 and 2023, plus [***] in 2023; etc.).  If in any subsequent Annual Period, Licensee’s sales to such Off-Price Accounts do not exceed the Off-Price Channel Cap, the penalty will reset (e.g. if exceeded in 2022, 2023, and 2025, plus [***] in 2022; plus [***] in 2023, not exceeded in 2024 so no penalty and resets; plus [***] in 2025).  No MGF’s will be credited to any payments of Penalty Percentage Fees.

6.15Standards of Conduct.

6.15.1Standards.  The Licensee acknowledges that CKI is a wholly owned subsidiary of PVH Corp. (“PVH”).  The Licensee acknowledges that it has received copies of, read and understands PVH’s publication “A Shared Commitment – Requirements for Suppliers, Contractors, Business Partners” and PVH’s “Statement of Corporate Responsibility” (attached as Exhibit 6.15.1). The Licensee shall conduct its business in compliance with the moral, ethical and legal standards set forth in such publications, as the same may from time to time be revised by PVH upon reasonable notice to the Licensee (as well as  other CKI licensees)  (and guidelines and standard operating procedures as promulgated  to other CKI licensees and other parties by PVH upon reasonable notice to the Licensee) (the “Standards”) and shall cause all manufacturers and contractors which manufacture Licensed Products (or if at all applicable to goods permitted and approved by CKI to be produced, and gifted as GWP’s under this Agreement, both as to the suppliers thereof and the facilities producing such goods if any “GWP’s) or from whom the Licensee obtains Licensed Products or GWP’s or materials for the manufacture of Licensed Products or GWP’s to abide by the Standards, provided that nothing in this §6.15 shall apply to unaffiliated suppliers or facilities which supply less than [***] of completed Licensed Products (whether determined by costs, value, or selling price).  Licensee will meet with PVH’s personnel promptly following execution (in person or via video conference) in order to review, understand and diligently pursue procedures and requirements under this §6.15.  Thereafter, from time to time at PVH’s (or CKI’s) request, Licensee will meet or have a conference call with PVH to discuss the Standards, and the status of Licensee’s compliance with the Standards and other obligations under this §6.15 including without limitation any corrective actions Licensee is taking to bring Licensee into compliance if applicable.  Furthermore, Licensee will use commercially reasonable best efforts to ensure that all such manufacturers and contractors and if and as applicable, distributors or other authorized sublicensees, abide by PVH’s confidentiality and security policies and procedures for CKI’s (and PVH’s) data as referenced in §11.18, and to evidence the same, on reasonable request of CKI (or PVH).

6.15.2Audit Requirement.  Prior to producing Licensed Products in a facility (whether directly produced or produced by or through a contractor, subcontractor or supplier) the Licensee will arrange to have the facility audited for compliance with the Standards unless PVH notifies the Licensee in writing that it already has a current audit with respect to such facility that evidences compliance with the Standards.  Audits on each facility used must thereafter be conducted no less often than [***], or more often at PVH’s reasonable request depending on results of most recent audit (e.g., if problems are found).  Each audit shall be conducted by a suitable independent third-party auditor designated by the Licensee and approved by PVH and shall be conducted using the evaluation form attached hereto as Exhibit E or a substantively similar form approved by PVH.  The Licensee shall identify to PVH in writing each facility in which it is proposed that any Licensed Product (or part thereof) be produced or which is to be re-audited and PVH shall notify the Licensee within [***] of PVH’s receipt of the notice if PVH has currently approved the facility for production and when re-audit is required.  If a facility is currently approved for production, the Licensee shall have no obligation to arrange for a current audit of the facility.  All audits shall be conducted at the Licensee’s sole expense.

CKI and its parent PVH has the right to require licensee to obtain similar audits and/or Higg Facilities Environmental Index self-assessment and verification, in alignment with any current or future PVH corporate responsibility program requirements, provided that PVH is conducting audits of similar types of entities and that such audits are commercially viable for Licensee to conduct, with respect to:

Priority 1: certain types of component suppliers (e.g., trim/fabric suppliers) and Level 2 suppliers (wet processing units, tanneries, embroidery units, molders, etc.),

Priority 2: key component suppliers (suppliers of materials that make up at least [***] of production OR suppliers that utilize resource intensive processes (energy/water)),

Priority 3: component suppliers who make components that bear the Trademark.

6.15.3Approval.  A comprehensive audit report in a commercially standard format prepared by an independent third-party auditor shall be provided to PVH in respect of a given facility where Licensed Products are produced, attention the director of PVH’s Human Rights Program Department, promptly upon its completion.  PVH shall have [***] from its receipt of an audit report to notify the Licensee of its disapproval of the facility that is the subject thereof.  If PVH does not give notice to the Licensee within such [***] period, the facility shall be deemed approved by PVH.  PVH shall set forth in its notice of disapproval its reason(s) for disapproval in reasonable detail, or whether the factory is approved and if so for how long such approval is noted.

6.15.4Use of Facility.  Unless and until the Licensee delivers to PVH an audit report for a facility that evidences compliance with the Standards and PVH approves such facility, the facility shall not be used for the production of Licensed Products.  If the Licensee uses a facility that has not been approved in accordance herewith, or fails timely to cause an approved auditor to submit to PVH an audit report evidencing continued compliance with the Standards when a re-audit of a facility is required in accordance with the terms hereof, then CKI or PVH may (i) hire an independent auditor of PVH’s choosing (to report to PVH) to conduct an independent assessment and (ii) [***].  CKI may with respect to such breach of this §6.15.4, if such breach [***], then CKI may terminate the License and all of the other rights granted to the Licensee under this Agreement pursuant to Section 8.3.  If Licensee uses a facility for which an audit has revealed requirements for remediation in order to be compliant with the Standards, CKI or PVH may require that Licensee conduct and complete training of such facility or reimburse CKI or PVH in connection with PVH’s training of such facility, which may include without limitation, completion of e-learning modules or in person consulting conducted by third party service providers.  Nothing in this § 6.15.4 shall be deemed to confer third-party beneficiary rights upon any person, corporation, partnership or other entity.

6.15.5No Fur Policy   CKI maintains a “no fur” policy for its licensees (and their respective suppliers, vendors, contractors, sublicensees, distributors) as to Licensed Products and all components thereof (including but not limited to any trim or other embellishment of Licensed Products).  Any failure to comply is a breach of this Agreement.

6.15.6Animal Welfare and Sustainable Materials  CKI’s parent PVH aims to responsibly source materials of animal origin which are used to manufacture its products in a humane, ethical and sustainable manner.  In support of this effort, Licensee shall abide by PVH’s policies related to the use of animal materials which are posted on its website at www.pvh.com/responsibility, as such may be updated from time to time and applicable generally to PVH licensees.  PVH also aims to source raw materials of natural origin which are used to manufacture its Products in an ethical and sustainable manner.  In accordance with PVH’s Standards and commitment to ensuring products are produced responsibly and ethically, Licensee shall abide by our policy on the use of sustainable materials such as organic/sustainable cotton and polyester and shall use sustainable materials where reasonably practicable in connection with the manufacture of any Licensed Products.

Where applicable, Licensee will submit the following material certifications to PVH Corporate Responsibility in lieu of audits for the following materials as may be updated from time to time:

a.Leather: Responsible Leather (Textile Exchange), British Leather Council

b.Wool: Responsible Wool Standard (Textile Exchange)

c.Down: Responsible Down Standard (Textile Exchange)

d.Cotton: Better Cotton Initiative, sustainable, organic, recycled cotton

6.15.7Additional Corporate Responsibility Opportunities Licensee shall notify PVH if Licensee wishes to participate in any of PVH’s corporate responsibility programs (e.g. women’s empowerment programs for supply chain workers and their communities (Personal Achievement and Career Enhancement or P.A.C.E. Program), low impact denim etc.) and PVH will determine Licensee’s eligibility for such programs based, in part, on Licensee’s corporate responsibility performance.

6.15.8CSR Co-operation  Licensor and Licensee will use reasonable commercial efforts to align on additional human rights and environmental sustainability CSR principles governing the conduct of the business licensed hereunder.  The mutual goal of the parties is to keep the companies at the forefront of “best in class” companies relating to the environment, social responsibilities and related obligations, consistent with Licensor and its parent PVH’s and their respect brands’ public commitments.

6.16Personnel.    From and after [***] and throughout the duration of this agreement, Licensee shall maintain the following employees in connection with the performance of its obligations hereunder (subject to initial and ongoing periodic CKI approval reasonably exercised):

[***]

as well as other personnel (including, but not limited to, visual display and retail development) as may be needed to successfully exploit the business.  Such personnel would include sales, merchandising, technical, product development and other production (to include a production person dedicated or designated as the point person to be responsible  for activities and compliance with the provisions under §6.15 and to report to and coordinate with PVH on the same), visual display, quality control, retail development personnel and in-store co-coordinators.  Furthermore, as to such [***] position, CKI may, on an ongoing basis, advise Licensee of any problems or difficulties, if any, it may be experiencing, and Licensee will use all reasonable efforts to address any such concerns to CKI’s reasonable satisfaction.

ARTICLE VII  THE LICENSED MARK

7.1	Rights to the Licensed Mark.

7.1.1Ownership of Licensed Mark.  The Licensee acknowledges as between the parties, that the Calvin Klein Trademark Trust (“CKTT”) is the owner, and CKI is the beneficial owner, of all right, title and interest in and to the Licensed Mark, and to any variant, modification or embodiment thereof, for Products in the Territory; and that CKTT and CKI also own the goodwill related to such marks and to the business and goods in relation to which such marks have been or will be used, however, do not own registrations for the Calvin Klein mark in Class 14 in all jurisdictions (worldwide), although do in among others [***].  The Licensee will not at any time directly or indirectly do or suffer to be done any act or thing that might be expected by CKI in its good faith judgement to, or may,  adversely affect any rights of CKTT or CKI in and to any of such marks, any registrations thereof or any applications for registration thereof, or which might reduce the value thereof or detract from their reputation, image or prestige or that of CKTT, CKI or Mr. Calvin Klein.  Sales by the Licensee shall be deemed to have been made by CKTT for purposes of trademark registration and all uses of the Licensed Mark by the Licensee and any and all goodwill generated by use of the Licensed Mark shall inure to the benefit of CKI and CKTT.

7.1.2No Adverse Actions.  The Licensee shall not, at any time, do, or otherwise suffer to be done, any act or thing which Licensee knows, or should reasonably know, may adversely affect any rights of CKI or CKTT in and to the Licensed Mark or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Mark or detract from its reputation.  The Licensee shall not file or prosecute a trademark or service mark application or applications to register the Licensed Mark; nor shall Licensee file or prosecute an application for any trademark, name or other mark confusingly similar thereto in respect of the Licensed Products or any other goods or services.  The Licensee shall not, during the term of the License Period or thereafter, (i) contest CKTT’s or CKI’s title, right, ownership or other interest in or to the Licensed Mark in any jurisdiction or attack the validity of the License or the Licensed Mark or (ii) contest the fact that the Licensee’s rights under this Agreement (a) are solely those of a manufacturer, licensee and, if appropriate, distributor; and (b) subject to the provisions of §8.5, cease upon termination of the License Period.

7.1.3Registrations.  The Licensee acknowledges and agrees that CKTT, as the sole and exclusive owner of the Licensed Mark, has the exclusive right to apply for registrations and to extend appropriate registrations of the Licensed Mark for all categories of goods, including, without limitation, the Products.  CKI, on behalf of CKTT, shall maintain at its expense and as determined by CKI consistent with its past practice the registrations for the currently existing Licensed Mark in the Territory with respect to Products.  The Licensee agrees to cooperate with CKTT and/or CKI in the preparation, filing and prosecution of applications for registration, or extensions of existing registrations, or other documentation relative to the Licensed Mark.

7.1.4Survival.  The provisions of this § 7.1 shall survive the termination of the License Period and this Agreement.

7.2Protecting the Licensed Mark.  The Licensee shall cooperate fully and in good faith with CKI and CKTT for the purpose of securing, preserving and protecting CKTT’s and CKI’s rights in and to the Licensed Mark and any secondary trademark used in the marketing of the Licensed Products that the Licensee may develop and use with the approval of CKI.  Any such secondary mark will be owned by CKTT.  At the request of CKI, the Licensee shall execute and deliver to CKI any and all documents and do all other acts and things which CKI and/or CKTT deems necessary or appropriate to make fully effective or to implement the provisions of this Agreement relating to the ownership or registration of the Licensed Mark, including, without limitation, information regarding use and supporting documentation therefor, as well as labels, hang tags, packaging, and other appropriate specimens evidencing use of the Licensed Mark in each country in the Territory. Licensee acknowledges that CKI as a beneficial owner of the Licensed Mark, has a primary interest in and to Licensed Products and to other materials (tags, labels, and the like) which bear the Licensed Mark which is superior to any third party claims (for example  contractors, creditors or the like) other than claims of holders of perfected security interests therein.

7.3Use of the Licensed Mark.

7.3.1Compliance with Legal Requirements.  The Licensee will use the Licensed Mark (to include any and all actions and operations under this Agreement) in the Territory strictly in compliance with all legal requirements, and all statutes, rules and regulations as may be applicable.  The Licensee shall duly display all other notices with respect to the Licensed Mark, on the Licensed Products and otherwise, as are or may be required by the trademark laws and regulations applicable within the Territory.  Upon expiration or termination of the License for any reason whatsoever, the Licensee will execute and deliver to CKI any and all documents reasonably required by CKI exercised in good faith, to  reasonably evidence the same.

7.3.2Use with Other Name.  The Licensee shall not (a) co-join any name or names with the Licensed Mark, (b) use the name “Calvin Klein” or “CK” or “CK/Calvin Klein” or any portion or derivative thereof in its corporate name, or (c) use any other name, or names in connection with the Licensed Mark, in any advertising, promotion, publicity, labeling, packaging or other printed matter of any kind in connection with the distribution or sale or advertising or promotion of Licensed Products except as may be approved in writing by CKI.  Any use of the Licensee’s corporate name or that of its Affiliates in connection with the Licensed Mark will be subject to the approval of CKI, not to be unreasonably withheld or delayed.  If CKI approves any use of the Licensed Mark in connection with the Licensee’s corporate name, the Licensee will clearly indicate that the Licensee is using the Licensed Mark pursuant to a license from CKI as may be required by CKI.  The Licensee will use such trade name to designate the operations under this Agreement as is approved by CKI, and will file a fictitious name certificate (“d/b/a”) to reflect such use, as is reasonably approved by CKI).

7.3.3Execution of Documents.  At CKI’s request, the Licensee will execute any and all documents (including registered user agreements) and take any actions required by CKI exercised in good faith to confirm CKTT’s ownership or CKI’s beneficial ownership of the marks referred to in §7.1.1 and the respective rights of CKTT, CKI and the Licensee pursuant to this Agreement.

7.3.4Registration.  Notwithstanding anything herein to the contrary, the Licensee acknowledges that CKTT may not have, and CKI does not represent that CKTT has, active registrations of the Licensed Mark in every country in the Territory for the Products.  If the Licensee requests that an application be filed in a jurisdiction outside those for which CKI has registrations for the Calvin Klein mark, and CKI agrees in its discretion (based on its standard practices and procedures), whether or not to do so. CKI may in its good faith discretion use reasonable efforts to obtain such registrations, but makes no representations regarding the same and retains the right to withdraw or abandon any such application, in its discretion.

7.4Ownership of Copyright.  Any copyright which may be created in any sketch, design, print, Label or the like used with the Licensed Mark by the Licensee will be the property of CKI.  The Licensee shall not, at any time, do, or otherwise suffer to be done, any act or thing which Licensee knows or reasonably should know may adversely affect any rights of CKI in such sketches, designs, prints, Labels and the like (“Copyrightable Designs”) and will, at CKI’s request, do all things reasonably required by CKI to preserve and protect said rights, except as to Copyrightable Designs [***].

7.5Infringements, Counterfeits and Parallel Imports.

7.5.1Infringements.  In the event that Licensee learns of any infringement or imitation of the Licensed Mark with respect to Products which it believes could be considered a counterfeit of the Licensed Products, or of any use by any person of a trademark similar to the Licensed Mark with respect to Products which it believes could be considered a deliberate use of something substantially similar to the Licensed Mark, it will promptly notify CKI thereof.  In no event, however, will Licensor be required to take any action or to bear any costs as to any such infringement or emulation.  The Licensee will take no action, including, but not by way of limitation, settling any action, appealing any adverse decision or discontinuing any action taken by it, except to the extent the same is approved in advance by CKI.  All costs and expenses incurred in any action or proceeding (including investigatory expenses and attorneys’ fees, if applicable, court costs and filing fees) will be borne as determined in §7.5.2.  Any damages recovered or sums obtained in settlement in or with respect to any action shall (i) first be applied proportionately to reimburse CKI and the Licensee for the respective expenses incurred and actually paid by it and (ii) the balance, if any, shall belong and shall be paid over to [***].  In no event will any infringement by a third party justify the withholding of any payment of royalty or fee by the Licensee.

7.5.2Counterfeits and Parallel Imports.

7.5.2.1The Network.  CKI currently maintains certain staff which maintains an enforcement network of attorneys, investigators and customs inspectors in the Territory (the “Network”) to minimize and deter (i) the diversion into and sale within and from the Territory if a Region is terminated as provided hereunder of products (including those which would correspond to Licensed Products) authorized for sale by its Affiliates and other licensees, which may include, without limitation, unauthorized distribution of such products by the manufacturers and subcontractors thereof or of Licensee (“Parallel Imports”) and (ii) the importation into, or sale or manufacture within as well as from, the Territory of counterfeit

Licensed Products or infringing Products; in each case subject to contributions from and reimbursement by various licensees (as well as other authorized users of the Licensed Mark and other marks of CKI and CKTT), and subject to applicable law.  The Licensee acknowledges and agrees that CKI is under no obligation to take any action, or bear any costs or to maintain any such Network or other arrangement, and may curtail, modify, terminate or discontinue such Network in whole or in part at any time.  For the time being, unless or until CKI otherwise determines and so advises the Licensee in CKI’s reasonable discretion, the Licensee will cooperate in such efforts as reasonably requested by CKI, and will bear and/or as applicable timely remit to CKI and/or, as applicable, promptly reimburse CKI for out-of-pocket expenses reasonably incurred by CKI in such efforts (including, without limitation, reasonable attorneys’ fees and expenses) as follows:  [***].  Upon the Licensee’s request, CKI will meet with the Licensee to discuss CKI’s enforcement activities and the costs associated therewith.

7.5.2.2Diversion.  The Licensee shall use all commercially reasonable efforts to minimize and deter the diversion of Licensed Products for sale, including, without limitation, the unauthorized distribution of Licensed Products by the Licensee’s manufacturers and subcontractors (“Diversion”).  Such efforts shall include, without limitation, the utilization of such processes, controls, identification methods and reporting and auditing procedures as CKI may from time to time reasonably request.  The Licensee shall cooperate with CKI in CKI’s efforts to minimize and deter Diversion (“Anti-Diversion Efforts”).  Without limiting the foregoing the Licensee shall promptly (i) provide such information as CKI may from time to time reasonably request concerning its manufacturing, subcontracting and distribution locations, activities and shipments, product and label identification systems and data and sales to and, to the extent reasonably available, by its customers; and (ii) reimburse [***] out-of-pocket expenses reasonably incurred by CKI in its Anti-Diversion Efforts (including, without limitation, reasonable attorneys’ fees and expenses), [***].

7.5.3Criminal Proceedings.  CKI may, but need not elect to, initiate criminal or civil actions against persons or entities seeking to manufacture counterfeit Licensed Products or sell or ship counterfeit Licensed Products.  The cost related to any such actions shall be borne [***].

7.5.4Enforcement Activities.  To the extent reasonably practicable, CKI will consult with the Licensee in connection with the enforcement activities undertaken pursuant to this §7.5.  In addition, upon the request of the Licensee, the parties will consult one time each Annual Period to forecast CKI’s continuing and reimbursable expenses hereunder and to enter into suitable arrangements as may be agreed upon with Licensee, including retainer arrangements, so that CKI may receive the Licensee’s payments in respect thereof at or shortly before such expenses are incurred.

7.5.5Nature of Proceedings.  Whenever it is not readily apparent whether actions or proceedings involve counterfeit Licensed Products, Parallel Imports or Diversion, CKI will determine the nature of such items in good faith, taking into account all relevant information provided by the Licensee.

7.5.6Cooperation.  The Licensee shall cooperate with CKI in all reasonable actions taken by CKI pursuant to this § 7.5, whether on its own or at the Licensee’s request, and in all criminal proceedings, as may be required or reasonably requested.

7.6Trademark Security.

7.6.1Counterfeit Protection.  The Licensee shall use all commercially reasonable efforts to prevent counterfeiting of the Licensed Products.  All Licensed Products shall bear and use any reasonable counterfeit preventive system, devices or labels designated by CKI and agreed to by Licensee acting in good faith.

7.6.2Trademark Security.  The Licensee shall prepare and implement a trademark security plan (a “Trademark Security Plan”) if requested by CKI at any time during the License Period.  The implementation of any such plan shall be subject to the prior written approval thereof by CKI.  Not later than [***] after CKI makes such request and, thereafter, at the same time the Licensee submits the Licensing Forecast to CKI, the Licensee shall submit a Trademark Security Plan to CKI.  Each Trademark Security Plan (if any) shall describe the methods of controlling the purchase, storage, requisition from storage, use and shipment of Labels to safeguard against the escape or unauthorized use of the Licensed Mark or Licensed Products.  Each Trademark Security Plan (if any) shall include, but not be limited to, (i) maintaining necessary records to account for and reconcile all flows of Labels and (ii) providing for an annual audit by the Licensee of such flows and use, for each manufacturing facility in which Labels are affixed to Licensed Products.  Within [***] after completion of such audit, the Licensee shall provide CKI with a detailed copy of the audit report.  In the event that a manufacturing facility cannot regularly account for and reconcile substantially all of the Labels or Licensed Products, the Licensee shall discontinue placing orders with such facility upon CKI’s request.

7.7Use of Licensed Mark on Invoices, etc.   The use of the Licensed Mark by the Licensee on invoices, order forms, stationery and related materials; in advertising in telephone or other directory listings; or on any internet or website (for identification or promotion only; not for Licensed Product sales unless and except only as approved by CKI in writing) is permitted only upon CKI’s prior written approval of the format in which the Licensed Mark is to be so used, the juxtaposition of the Licensed Mark with other words and phrases, the specific trade name (and form and format thereof), the content of the copy and filing of a fictitious name certificate (“d/b/a”) if using the Licensed Mark or portion (e.g., “CK”) in such name (or other regional notice of “trade” name or use of the Licensed Mark) as applicable, as approved by CKI, and only under the terms and for the duration of the Agreement.

7.8Monitoring.  The Licensee shall use reasonable efforts to monitor the use of the Licensed Mark by the Licensee’s customers and to require its customers to advertise, display and promote the Licensed Mark in a manner consistent with the terms and conditions of this Agreement.

ARTICLE VIII TERM AND TERMINATION

8.1Expiration.  The License and, subject to §8.5, the other rights granted to the Licensee hereunder shall terminate at the end of the License Period and all rights shall immediately revert to CKI.

8.2Other Rights Unaffected.  It is understood and agreed that termination of the License or other rights granted to the Licensee hereunder by CKI on any ground shall be without prejudice to any other rights or remedies which CKI may have.

8.3Immediate Right of Termination of the License.  If any of the following grounds for termination shall occur, CKI may elect, by [***] written notice to the Licensee, to terminate immediately (unless timely cured as evidenced to CKI) the License and other rights granted to the Licensee hereunder:

(a)	Deliberately omitted;

(b)

The Licensee shall sell or distribute an entire group of Licensed Products, or shall repeatedly sell or distribute individual items of Licensed Products, under circumstances that Licensee knows or should know cause a breach of § 6.2; or Licensee shall distribute or sell any product under the Licensed Mark not included within the definition of Products hereunder and not specifically approved by CKI in writing (whether as sales or promotion or gift items and whether or not to the public), unless timely cured as evidenced to CKI, within [***] following written notice;

(c)	Failure by the Licensee to perform or observe any material or substantive term or covenant or agreement contained in § 11.4 (including as referenced in §8.3(h),(e) or (k));

(d)	The Licensee shall knowingly sell or distribute Licensed Products to retailers not approved by CKI in accordance with §§ 6.13 or 6.14 [***];

(e)

Underpayment by the Licensee of royalties of [***] or more with respect to any quarterly period within an Annual Period or with respect to any Annual Period, or of [***] or more with respect to any two (2) consecutive  or non-consecutive quarterly periods within an Annual Period with respect to any two consecutive Annual Periods; or Licensee fails to make any payment due hereunder for [***] or more following notice of non-payment;

(f)

The Licensee institutes for its protection, or is made a defendant, in any proceeding under bankruptcy, insolvency, reorganization or receivership law, or the Licensee is placed in receivership or makes an assignment for benefit of creditors or is, or states that it is, unable to meet its debts in the regular course of business, and such involuntary proceedings or receiverships are not dismissed or vacated within 60 days of filing or appointment;

(g)	Cessation by the Licensee of, or the taking of steps intended by the Licensee to cease, its business;

(h)

The Licensee (or any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or other entity (each a “Person”) that “controls” Licensee (a “Controlling Entity”)), assigns, attempts to assign, sublicenses, attempts to sublicense, or otherwise transfers or attempts to transfer, by operation of law or otherwise, any of its rights or obligations hereunder (including any attempt by the Licensee to establish a distributorship without the prior consent of CKI as to such distributor and distributorship agreement).  Any such attempted or completed assignment, sublicense or transfer (“Transfer”), whether voluntary or by operation of law, directly or indirectly, will be void and of no force or effect;

(i)

Without the prior written consent of Licensee, any Person (other than a controlling shareholder of Licensee on the date hereof) directly or indirectly becomes the owner of [***] or more of the outstanding voting equity ownership of Licensee or any Controlling Entity of Licensee; or any such Person acquires either (a) the ability to elect the majority of the board of directors of Licensee or a Controlling Entity of Licensee or (b) 50% or more of the outstanding voting equity ownership of Licensee or any Controlling Entity of Licensee;

(j)

A change, effect or circumstance occurs that is materially adverse to the business, condition, operations, performance, or properties of the Licensee and prospects of the Licensee or its ability to perform timely its obligations under this Agreement, unless timely cured as evidenced to CKI, within [***] following written notice;

(k)	Licensee transfers all or substantially all of its assets, or any Controlling Entity of Licensee transfers directly or indirectly its ownership or control over Licensee;

(l)	A final judgement of [***] or more is entered against the Licensee, unless timely cured as evidenced to CKI, within [***] following written notice;
(m)

Any indebtedness of the Licensee in excess of [***] is accelerated or otherwise comes due and payable before its stated maturity and is not subject to cure under the applicable instrument or if curable not cured within [***], unless such indebtedness is repaid in full within [***] of such accelerated due date, unless timely cured as evidenced to CKI, within [***] following written notice;

(n)

Any failure by the Licensee to maintain a net worth of at least [***] or a debt to equity ratio of not more than [***] to 1.0 under US generally accepted accounting principles (“GAAP”) for any quarterly period, or any Annual Period during the Term, commencing with the quarterly period ending 31 March 2021; or

(o)	Deliberately omitted.

(p)

The Licensee fails to perform any of its material or substantive obligations hereunder, which failure may adversely affect the Licensed Mark (e.g. validity, enforceability or reputation thereof) [***];

(q)	Deliberately omitted.

(r)

The Licensee shall (i) use a contractor, subcontractor or supplier that does not comply with the Standards under §6.15 or materially breaches the Third Party Manufacturing Agreement or that Licensee knows, or should reasonably know, has materially breached a similar agreement with CKI or its Affiliates or any licensee of CKI or any of its Affiliates; (ii) uses or authorizes the use of a contractor, subcontractor or supplier that is a Prohibited Entity or Individual; (iii)  uses an unapproved facility for the production of Licensed Products or the components thereof, (iv) does not timely conduct requisite audits (including re-audits) of facilities used for the production of Licensed Products or the components thereof, (v) fails, within a reasonable period of time, to terminate use of a contractor, subcontractor or supplier that Licensee knows, or reasonably should know, uses false employment, health, safety or salary records, (vi) uses a contractor that violates Anti-Bribery Laws or offers any of CKI’s or its Affiliates’ associates or auditors/assessors of money, gifts, travel or entertainment or other consideration that is intended to or may be construed as an inducement to act (whether by commission or omission) in any manner; (vii) uses a contractor, subcontractor or supplier that makes physical or verbal threats to CKI or its Affiliates or their auditors or other representatives, refuses entry to the manufacturing site, denies access to documents, or denies permission to interview workers; (viii) does not provide CKI or its parent PVH with an accurate listing of facilities used for the production of Licensed Products within [***] after CKI’s request therefor; (ix) fails, within a reasonable period of time to terminate use of a facility that Licensee knows, or reasonably should know fails to comply with any material standard contained in the Standards or repeatedly fails to comply with the Standards; (x) fails, within a reasonable period of time to terminate use of a facility that Licensee knows, or reasonably should know sells Licensed Products to unauthorized entities; (xi) fails, within a reasonable period of time, to terminate use of a facility to produce Licensed Products that Licensee knows, or reasonably should know fails to take remediation efforts requested in writing to bring such manufacturer, contractor or supplier into compliance with the Standards; (xii) uses a facility to produce Licensed Products but fails to conduct and complete certain training of such facility requested by CKI or its parent PVH or fails to reimburse CKI in connection with training of such facility; (xiii) fails, within a reasonable period of time, to terminate use of a facility to produce Licensed Products that Licensee knows, or reasonably should know Produces or uses counterfeit products or components or (xiv) fails, within a reasonable period of time, to terminate its use of a facility to produce Licensed Products that Licensee knows, or reasonably should know fails to produce Licensed Products of the requisite quality and is not able to demonstrate to CKI’s reasonable satisfaction that (A) it is diligently and in good faith taking measures to ensure that that the facility produces Licensed Products of the requisite quality and (B) Licensed Products that are not of the requisite quality are not being sold or distributed; in each case unless timely cured as evidenced to CKI, within [***] following written notice; or

(s)

The repeated violation by the Licensee of any term or covenant or agreement contained in this Agreement, other than those specified above in this §8.3, or individual violations of various terms or covenants (or individual  failures of a number or requirements or obligations, other than those specified above in this §8.3), that is on a recurring and persistent basis as to indicate a careless or willful or reckless disregard for compliance with Licensee’s obligations this Agreement, unless timely cured as evidenced to CKI, within [***] following written notice.

8.4Termination With Notice and Right to Cure.  In the event of the failure by the Licensee to perform or observe any material term or covenant or agreement contained in this Agreement or in the event of the breach of or default in any  responsibility or obligation of License hereunder, other than those specified in § 8.3, CKI may terminate the License and the other rights granted to the Licensee under this Agreement by giving notice of termination to the Licensee (a “Notice of Termination”), which termination shall become effective automatically unless the Licensee cures the breach within [***] of the giving of the Notice of Termination unless such cure cannot be completed within [***], in which case termination will not become effective so long as the Licensee is in good faith diligently and expeditiously attempting to cure such breach, throughout such period, and cures the breach within [***].  In the event of notice of termination due to quality defect which specifies no further shipment of the applicable Licensed Products, Licensee will promptly cease shipment (taking all efforts to stop, and cause all employees to stop, such shipments).  If the Licensee does ship Licensed Products in contravention to the immediately preceding sentence, [***].  Licensee hereby waives any and all rights relating to claims for wrongful termination, loss of goodwill and consequential (or other than direct) damages in connection with any termination of this Agreement and agrees not to allege any such claim.

8.5Effect of Termination.  Upon the expiration or termination of the License and the License Period for any reason whatsoever, all of the rights of the Licensee under this Agreement shall forthwith terminate and immediately revert to CKI; all royalties on sales theretofore made, as well as any and all amounts payable or incurred by CKI applicable to this Agreement including services or work performed or in process as to advertising, public relations, visual display and other activities shall become immediately due and payable; the Licensee shall forthwith discontinue all use of the Licensed Mark, except that the Licensee may, on a non-exclusive basis, during the period (i) commencing on the date of the expiration of the License Period pursuant to § 2.1 or §2.2 or termination of the License and ending [***] thereafter (the “Disposal Period”), consummate all sales of Licensed Products which were firm on the date of such expiration or termination and sell the balance of the inventory not purchased by CKI within [***] following date of expiration or termination, to be sold within the applicable Disposal Period as provided in §8.6; provided, however, that any advertising used during the Disposal Period shall be subject to CKI’s prior written approval (which approval right shall be exercised by CKI consistently with its exercise of such approval rights prior to the Disposal Period) and such disposition of the Licensed Products shall continue to be subject to the Licensee’s obligations hereunder, including, but not limited to, payments to be made to CKI, and royalties with respect thereto shall be due on the last day of the Disposal Period.  Without limiting the generality of the first clause of this §8.5, the Licensee acknowledges that activities, including sales during the Disposal Period, are on a non-exclusive basis. Furthermore, in the event of breach of any of Licensee’s obligations during the Disposal Period, upon [***] notice by CKI (without any right to cure) the Disposal Period shall terminate.  Subsequent to the Disposal Period or, if none, subsequent to such termination, the Licensee shall no longer use the Licensed Mark, any variation, imitation or simulation thereof, or any trademark similar thereto; and if applicable, the Licensee will promptly transfer to CKTT and, where applicable, to CKI, free of charge, all registrations, filings and rights including for example short form recordations as “licensee” in jurisdictions outside the U.S., which may apply with regard to the Licensed Mark which it may have possessed at any time; and the Licensee shall thereupon deliver to CKI, free of charge, all Licensed Products and all Designs in its possession or control, designed or approved by CKI, and all Labels supplied by CKI in the Licensee’s possession or control, and any additional design data and information (e.g. to include sources, such as for fabric, trim and actual production) “in development” or  “in process” for Collections which have been expected to be shown or shipped following termination of this Agreement (for example if termination is earlier than expiration due to breach or default).  CKI shall have the option, exercisable upon notice to the Licensee within [***] of such expiration or termination, to negotiate the purchase of Labels which have not been supplied by CKI.  If such negotiations do not result in the purchase of such Labels or any part of W-I-P, the Licensee shall destroy the unused Labels and W-I-P (except for piece goods or other unidentifiable generic materials otherwise useable by Licensee) at the end of the Disposal Period or, if none, upon such termination, under the supervision of CKI, and the Licensee shall supply to CKI a certificate of destruction thereof signed by a duly authorized officer of the Licensee or a professionally recognized third party/outside service.

8.6Inventory Upon Termination.  Upon the expiration or termination of the License and the License Period for any reason whatsoever, the Licensee shall immediately deliver to CKI a complete and accurate schedule of inventory of Licensed Products (i.e., inventory constituting finished Licensed Products on hand at termination only (no work-in-process, a/k/a “W-I-P,” piece goods or other materials)) as of the close of business on the date of such expiration or termination (the “Inventory Schedule”).  CKI thereupon shall have the option, exercisable by written notice to the Licensee within [***] after its receipt of the Inventory Schedule, to purchase (or to have its designee purchase) any or all of the inventory (other than inventory required to consummate sales of Licensed Products which were firm on the date of such expiration or termination) for an amount equal to [***].  Percentage Royalties shall not be payable with respect to the purchase of the inventory by CKI.  In the event such notice is sent by CKI, CKI (or its designee) may collect the inventory referred to therein within 9[***] after CKI’s notice.  CKI (or its designee) will pay for the inventory upon collection.  In the event such notice is not sent, the Licensee may dispose of the Licensed Products during any Disposal Period pursuant to § 8.5; provided, however, that such disposition shall continue to be subject to the Licensee’s obligations hereunder, including, without limitation, with respect to the payment of royalties and the approval of customers and advertising.  At the end of the Disposal Period, or if none, upon such termination, any Licensed Products remaining in the Licensee’s possession or control, including, without limitation, in any stores of the Licensee, shall be destroyed; and any and all design Data, specifications, CAD’s or other Design Materials, to include any and all piece goods and components bearing the Licensed Mark or other “CK” or derivative indicia including packaging materials and/or components of Licensed Products, shall be delivered to CKI free of charge, or at the request of CKI, shall be destroyed.  Notwithstanding the foregoing, Licensee will continue to comply with the terms of the product warranty supplied with Licensed Products and will maintain operations and a supply of components to repair, replace or otherwise comply with terms of such warranties, for a two (2) year period (or such longer period consistent with the procedures of Licensee) following the last date of the Disposal Period referred to herein. To the extent the Licensee completely removes the Licensed Mark from such Licensed Products, and all Labels attached to such Licensed Products, and other Design Materials, and such Licensed Products are not recognizable as a Licensed Product and cannot be distinguished from similar generic products generally available in the marketplace, such Products shall no longer be Licensed Products.  CKI shall have the right at any time after termination of this Agreement, and at its expense, to conduct a single physical inventory of the Licensed Products then in the Licensee’s possession or control.

8.7Freedom to License.  CKI shall be free to license to others the use of the Licensed Mark in connection with the manufacture, sale, distribution and promotion of Licensed Products in the Territory upon termination or expiration of this Agreement, and at any time to enter into discussions and negotiations and agreements applicable thereto, provided only that no shipment of Licensed Products to retail accounts doors (for sale to consumers) (except to warehouses prior to door delivery is permitted) and no publication of institutional or consumer advertising of the Licensed Products pursuant to any such new license will be permitted prior to [***].

8.8Rights Personal.  The License and rights granted hereunder are personal to the Licensee.  No assignee for the benefit of creditors, receiver, trustee in bankruptcy, sheriff or any other officer or court charged with taking over custody of the Licensee’s assets or business, shall have any right to continue performance of this Agreement or to exploit or in any way use the Licensed Mark if this Agreement is terminated pursuant to §§ 8.3, 8.4 or 11.8, except as may be required by law.

8.9Trustee in Bankruptcy.  Notwithstanding the provisions of § 8.8, in the event that, pursuant to the applicable bankruptcy law (the “Code”), a trustee in bankruptcy, receiver or other comparable person, of the Licensee, or the Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the Code, the trustee or the Licensee, as the case may be, shall notify CKI of same in writing.  Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof.  The giving of such notice shall be deemed to constitute an offer to CKI to have this Agreement assigned to it or its designee for such consideration, or its equivalent in money, and upon such terms as are specified in the notice.  The aforesaid offer may be accepted by CKI only by written notice given to the trustee or the Licensee, as the case may be, within [***] after CKI’s receipt of the notice to such party.  If CKI fails to deliver such notice within said [***], such party may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified therein.  Nothing contained herein shall be deemed to preclude or impair any rights which CKI may have as a creditor in any bankruptcy proceeding.

8.10Effect of CKI Bankruptcy. All rights and licenses granted by CKI hereunder are and shall be deemed intellectual property, as such term is used in and interpreted under section 365(n) of the United States Bankruptcy Code (the “Code”). Each of Licensee and CKI shall have all rights, elections, and protections under the Code and all other applicable bankruptcy, insolvency, and similar laws with respect to this Agreement.

8.11Compensation.  Without limiting any right or remedy of CKI including its right to seek damages for breach without (or prior to) termination,  if CKI terminates this Agreement pursuant to § 8.3, CKI shall have the right to receive, and the Licensee shall immediately pay to CKI, [***].

ARTICLE IX INDEMNIFICATION AND INSURANCE

9.1Indemnification by the Licensee.  The Licensee does hereby indemnify and hold harmless CKI, its Affiliates, including, without limitation, PVH, CKTT, and its and their current and former respective directors, officers, employees, agents, trustees, and representatives, as well as Mr. Calvin Klein, his heirs, his estate and their respective legal representatives (each, an “Indemnified Party”) from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses (including allocable costs of in-house counsel)), whether incurred in any action or proceeding between the parties hereto or otherwise which an Indemnified Party may incur or be obligated to pay in any action, claim or proceeding, for or by reason of any acts, whether of omission or commission, that may be committed by the Licensee in connection with the Licensee’s actions or performance under or related in any way to this Agreement, including but not limited to:

(a)to the extent permitted by law, any alleged defect in any Licensed Product, regardless of whether the action is based upon negligence or strict liability, and regardless of whether the alleged negligence is characterized as “passive” or “active”;

(b)the development, manufacture, labeling, sale, distribution, marketing on advertisement or promotions of any Licensed Product by the Licensee or any other operations under this Agreement;

(c)any violation of any warranty, representation or agreement made by the Licensee pertaining to a Licensed Product; or

(d)the claim of any broker, finder or agent used by the Licensee in connection with the making of this Agreement or any transactions contemplated by this Agreement.

9.2Notice of Suit or Claim.  The Licensee shall promptly inform CKI by written notice of any suit or claim against the Licensee relating to the Licensee’s performance under this Agreement, whether such suit or claim is for personal injury, involves alleged defects in the Licensed Products manufactured, sold or distributed hereunder, or otherwise.

9.3Indemnification by CKI.  CKI does hereby indemnify and hold harmless the Licensee and its Affiliates, and their respective managers, directors, members, shareholders, employees and agents from and against any and all actual out of pocket costs, losses, and liabilities (including reasonable attorney’s fees (not in-house), but excluding any consequential damages, incidental damages and/or lost profits which might be claimed by Licensee itself) which any of them may incur or for which it may become liable or compelled to pay in any third party action or claim alleging: (i) CKI’s breach of any representation or warranty of CKI hereunder; or (ii) that the Licensee’s use of the Licensed Mark in accordance with the terms of this Agreement violates the bona fide trademark ownership rights of a third party in [***]; or (iii) that any advertising or advertising materials originally created by CKI and used strictly in accordance with the provisions hereof and within any limitation to usage applicable thereto, violates the copyright of a third party, or limitation or usage rights as to any model depicted therein.  The Licensee will promptly notify CKI of any action or claim brought to its attention; provided, however, that the failure to promptly notify CKI shall not relieve CKI of its obligation hereunder, except to the extent (if any) that CKI actually prejudiced thereby.  The provisions of this § 9.3 and the obligations of CKI set forth herein shall survive the expiration or other termination of this Agreement.

9.4Insurance.

9.4.1.Requirement.  Without limiting the Licensee’s liability pursuant to the indemnity provisions of this Agreement, the Licensee shall maintain  (throughout the term and Disposal Period and for one (1) year thereafter) comprehensive general liability insurance in the amount of at least [***] (combined single limit per occurrence and in the aggregate) with a broad form property damage liability endorsement.  This insurance shall include broad form blanket contractual liability, personal injury liability, advertising liability, products and completed operations liability.  Each coverage shall be written on an “occurrence” form.

9.4.2Theft and Destruction Coverage. The Licensee shall purchase insurance against theft and destruction of the Licensed Products which shall (i) be written on an “all risk” basis, including, without limitation, employee dishonesty, flood and earthquake coverage; (ii) provide that the Licensee shall be reimbursed for loss in an amount equal to the manufacturer’s selling price for the Products (either by a selling price endorsement or business interruption insurance); (iii)   be in effect while goods are on premises owned, rented or controlled by the Licensee and while in transit or storage; and (iv) [***].

9.4.3General Provision.  The insurance described in § 9.4.1 shall include, to the extent commercially available: (i) a cross-liability endorsement naming each of CKI, its parent PVH, CKTT, and Mr. Calvin Klein; (ii) an endorsement stating that CKI shall receive at least [***] written notice prior to cancellation or non-renewal of coverage; (iii) an endorsement naming each of CKI, PVH, CKTT, and Mr. Calvin Klein as additional insureds; (iv) an endorsement stating that the insurance required by this Agreement is primary and that any insurance purchased by CKI, PVH, CKTT, or Mr. Calvin Klein shall only apply in excess of the insurance purchased by the Licensee; and (v) a waiver of subrogation in favor of each of CKI, PVH, CKTT, and Mr. Calvin Klein; and (vi) an endorsement stating that each of CKI, PVH, CKTT, and Mr. Calvin Klein may recover for any loss caused CKI, its agents or employees, whether caused by the negligence (including active, passive and gross negligence) of the Licensee, or otherwise.

9.4.4 Approved Carrier/Policy Changes.  All insurance shall be obtained from an insurance company rated “[***]” or better by A.M. Best or otherwise approved by CKI.  The Licensee shall give at least [***] prior written notice to CKI of the cancellation or any modification of such insurance policy that would affect any of CKI’s, PVH’s, CKTT’s, or Mr. Calvin Klein’s status or benefits thereunder.  This insurance may be obtained for CKI, PVH, CKTT, or Mr. Calvin Klein by the Licensee in conjunction with a policy which covers products other than the Licensed Products.

9.4.5  Evidence of Coverage.  No later than 180 days from the date hereof, the Licensee shall furnish to CKI evidence, in form and substance satisfactory to CKI, of the maintenance and renewal of the required insurance copies of policies with applicable riders and endorsements) and certificates of insurance.

9.4.6Territory.  The insurance set forth in this section must cover the entire Territory.

ARTICLE X  COMPLIANCE WITH LAWS

10.1Compliance with Laws.  The Licensee shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the operations of the Licensee contemplated hereby, including, without limitation, as they relate to the manufacture, distribution, sale or promotion of Licensed Products, or the business conducted under this Agreement as may be applicable, notwithstanding the fact that CKI may have approved any such item or conduct.  Furthermore, PVH policy currently prohibits Licensee (and any sublicensee, distributor and subcontractor) from manufacturing, importing, selling, or distributing, any goods hereunder (whether Licensed Products or components) in or into [***] (collectively, the “Restricted Countries”) Licensee shall not conduct business that in any way relates to this Agreement or authorize third parties (e.g. no contractors, subcontractors, manufacturers, suppliers or agents) to conduct such business with any entity or individual (i) who is a Prohibited Entity or Individual; (ii) that would otherwise cause a violation of United States law and regulations or cause PVH to be in violation of any United States law or regulation; or (iii) that is invested in the cotton sector in Uzbekistan or Turkmenistan or to Licensee’s knowledge using cotton sourced from Uzbekistan or Turkmenistan.  Licensee agrees that it will not conduct business directly or indirectly under this Agreement in any Restricted Country. As to certain Restricted Countries (e.g. [***]) where activity is not proscribed by US Law or regulation but is proscribed by PVH, Licensee may submit requests for waivers or special permissions, under PVH’s then standard policies and procedures.

Without limiting the generality of anything set forth in this Agreement, Licensee acknowledges that CKI’s parent PVH has a strict policy regarding ethics, and specifically with respect to payments and gifts to its associates.  Any offer to, and acceptance by, any of PVH’s or its Affiliates’ (which includes CKI) associates of money, gifts, travel or entertainment or other consideration that is intended as an inducement to act (whether by commission or omission) in any manner is strictly prohibited.  In this regard, Licensee understands that if it makes a prohibited gift or otherwise corruptly seeks to influence or induce an associate of PVH or its Affiliates, this Agreement and all other business with Licensee may be terminated immediately.  Furthermore, Licensee acknowledges that CKI and its parent PVH (and affiliated entities) are global companies based in the U.S. subject to the U.S. Foreign Corrupt Practices Act of 1977, 15 USC 78-dd-1, et seq. as amended, and Licensee agrees to comply therewith and with the UK Bribery Act 2010, the PRC Anti-Unfair Competition Law and Article 164 of PRC Criminal Law, and other relevant multilateral measures such as the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the UN Convention Against Corruption and relevant local laws (collectively “Anti-Bribery Laws”), and agrees not to engage in any conduct which would cause CKI or PVH to violate any of such Anti-Bribery Laws.  Accordingly, in connection with this Agreement, Licensee agrees that it has not and shall not offer, promise or give anything of value (including political contributions or Licensed Products), whether directly or indirectly, to any Government Official (defined below) in order to obtain or retain business or otherwise secure an improper advantage.  “Government Officials” include (1) any officer or employee of any government agency or entity, including elected officials, (2) any candidate, employee or official of a political party, (3) any legislative, administrative or judicial official, (4) any employee of a public international organization, (5) any employee of an entity that the government owns or controls through investment, management, oversight or subsidies, that performs a government function (e.g., banking, health, public safety, or media services, tax administration, utilities), and (6) any person otherwise categorized as a government official under local law.  Examples of Government Officials include customs officials, government inspectors, tax auditors and employees of state-owned companies.  Licensee acknowledges it is aware of the penalties and legal consequences involved in participating in corrupt activities.  In addition, Licensee acknowledges that CKI and PVH has a strict policy regarding ethics, and specifically with respect to payments and gifts to its associates.  Any offer to, and acceptance by, any of CKI’s, PVH’s or their Affiliates’ associates of money, gifts, travel or entertainment or other consideration that is intended to or may be construed as an inducement to act (whether by commission or omission) in any manner is strictly prohibited.

Without limiting the generality of anything set forth in this Agreement, in the manufacture of Licensed Products, Licensee shall abide by all limitations on restricted substances (e.g., dyes, metals, etc.) attached hereto as Exhibit 10.1B Restricted Substances Limitation, as the same may be reasonably revised by CKI’s parent PVH from time to time upon reasonable notice to Licensee and CKI’s other licensees, and any reasonable “manufacturing restricted substance limitation” requirements as provided and promulgated from PVH from time to time; provided, however, that in the event there are additional or stricter restrictions imposed by any revised limitations, Licensee shall have a reasonable time period (the “RSL Sell Off Period”) to phase out manufacture of and to sell off any Licensed Products that do not meet such additional or stricter restrictions, including through the fulfillment of any firm orders for Licensed Products placed or received prior to notice from CKI.   Notwithstanding the foregoing, the RSL Sell Off Period shall be no longer than the time frame in which CKI and its Affiliates are required to be in compliance with any restrictions imposed by any governmental authority, settlement agreement, judgement, or other legally binding agreement, law, or order.

Without limiting the generality of anything set forth in this Agreement including as contained on Exhibit 10.1B Restricted Substances Limitation, Licensee shall not knowingly allow Licensed Products to contain “conflict minerals” (as defined in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) from the Democratic Republic of Congo or any adjoining country (the “Restricted Territory”), and such “conflict minerals” shall not knowingly be used by Licensee in the production of Licensed Products.  The conflict minerals include the following metals or their ores:  cassiterite (tin), Columbite-tantalite (tantalum), wolframite (tungsten) and gold.  Upon request by CKI, Licensee will provide CKI with complete and accurate country of origin information for Licensed Products and their components to the extent known to Licensee.

Licensed Products shall not incorporate cotton or any other material or product sourced from Uzbekistan or Turkmenistan or textiles produced using cotton sourced by Uzbekistan or Turkmenistan. In addition, Licensee may not conduct business that in any way relates to this Agreement or authorize third parties to conduct such business with any entity or individual that is invested in the cotton sector in Uzbekistan or Turkmenistan or using cotton sourced in Uzbekistan or Turkmenistan.

Without limiting the generality of anything set forth in this Agreement, Licensee agrees, in accordance with all applicable laws, rules and regulations in force from time to time, to maintain diligent and strict policies and procedures, to safeguard personal data and information of any end consumer (“Private Data”), if applicable, whether constituting EU residents’ personal data (as defined in EU Regulation 2016/679 General Data Protection Regulation or GDPR and its local implementation legislation), as to the U.S. the FTC Disposal of Consumer Report Information and Records Rule, 16 C.F.R. § 682 (2005) as well as the California Consumer Protection Act (“CCPA”); security breach notification laws (such as Cal. Civ. Code §§ 1798.29, 1798.82 - 1798.84); laws imposing minimum data security requirements (such as Cal. Civ. Code § 1798.81.5 and 201 Mass. Code Reg. 17.00), laws requiring the secure disposal of records containing certain Personal Data (such as N.Y. Gen. Bus. Law § 399-H), or as to Private Data under any other jurisdictional authority in the Territory, as to operations under this Agreement (collectively, “Privacy Regulations”); and to enter into a separate data processing agreement or other agreement, if and to the extent required by any Privacy Regulations. In case Private Data is obtained, disclosed or processed in the future, Licensee agrees that it shall (i) comply in all material respects with all the Privacy Regulations in force from time to time and applicable to this Agreement; (ii) collect, store, transmit, process and destroy any such personally identifiable information or data in accordance with all the Privacy Regulations; and (iii) not do, or cause or permit to be done, anything which may cause or otherwise result in a breach by CKI (or its parent PVH) of the same, and (iv) in the event consumers’ Private Data is obtained by Licensee under or in relation to this Agreement, notify CKI (or its parent PVH) promptly and otherwise ensure such data is handled in compliance with Exhibit 10.1A E-Commerce Guidelines attached hereto and incorporated herein.  For purposes of this Agreement, “Private Data” includes any information collected by or provided to Licensee under this or in connection with this Agreement that, alone or in combination with other information, identifies or could reasonably identify a particular person or household, as provided under any Privacy Regulations. Private Data may include, but is not limited to, identifiers (e.g., name, Social Security Number), or other tax identification number, biometric information, network activity information (e.g., IP address), geolocation data, audio and visual information, employment information and education information.

10.2Equitable Relief.  CKI shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief at law or in equity as any court with jurisdiction may deem just and proper.  The Licensee waives the requirement of the posting of a bond in connection with any application by CKI for equitable relief.

ARTICLE XI  MISCELLANEOUS

11.1Warranties and Representations of the Parties.  Each of the parties hereby represents and warrants to the other party that:  it is a corporation (or limited liability company, as applicable) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; it has the full right, power and authority to enter into, and perform its obligations under, this Agreement; and all necessary corporate acts have been effected by it to render this Agreement valid and binding upon it.

11.2Definitions.  Defined terms used herein have the meaning ascribed thereto in the applicable section in which set forth.

11.3Notices.  All reports, approvals and notices required or permitted to be given under this Agreement shall be in writing and shall, unless specifically provided otherwise in this Agreement, be deemed to have been given if personally delivered or faxed (on the date sent), or if mailed, three business days from the date of mailing (by certified or registered mail, return receipt requested and postage prepaid), or if by overnight air courier, one business day from the date of overnight air courier handling as follows:

If to CKI, to:	Calvin Klein, Inc.
205 West 39th Street
New York, New York 10018
Attention: Chief Executive Officer
Telephone: (212) 292-9298
Facsimile: (212) 292-9724

With a copy to:	Calvin Klein, Inc.
205 West 39th Street
New York, New York 10018
Attention: General Counsel

Telephone: (212) 292-9652
Facsimile: (212) 764-6784

If to the Licensee, to:	Movado Group, Inc.
650 From Road, Ste 375
Paramus, New Jersey 07652
Attention: Calvin Klein Brand President
Telephone: (201) 267-8000
Facsimile: 201 (267)-8050

With a copy to:	Movado Group, Inc.
650 From Road, Ste 375
Paramus, New Jersey 07652
Attention: General Counsel
Telephone: (201) 267-8105
Facsimile: (201) 267-8050

A party may change its address for receipt of notices at any time upon notice to the other party.

11.4No Assignment without Consent.  The License and all rights granted to the Licensee hereunder are personal in nature, and the Licensee shall not Transfer the License as referenced in §8.3, this Agreement or its rights and interest hereunder, or any part hereof, without the prior written consent of CKI, which consent may be withheld by CKI in its sole and absolute discretion.  In the event CKI consents to a change-in-control Transfer, such consent may be based on financial considerations, “competitor” relationships (including “competitor” relationships as to any of CKI’s parent PVH or PVH’s Affiliates), and/or other considerations and contingencies, and subject to payment to CKI of a consent fee to be set by CKI.

11.5No Sublicense; No Distribution Agreement without Consent.  The Licensee is prohibited from granting any sublicenses under this Agreement.  The Licensee is prohibited from entering into any distribution agreements with respect to Licensed Products under this Agreement, without the prior written consent of CKI to both the potential distributor as well as to the form of agreement, which consent may be withheld by CKI in its reasonable discretion; provided that no approval shall be required for the terms and conditions of a distribution agreement that is substantially identical to a template previously approved by CKI. No distributor shall reduce, diminish, curtail or modify any of Licensee’s obligations and responsibilities or provisions hereof including but not limited to payments of expenditures, and Licensee will ensure and guarantee compliance by such parties.

11.6Assignment by CKI.  CKI shall have a complete and unrestricted right to Transfer any or all of its rights and interests in this Agreement, provided that such transferee is bound by all of the terms hereof, and subject to the Licensee’s right to continue to exercise its rights hereunder.

11.7No Agency.  This Agreement will not constitute the parties as partners or as joint venturers, or either as agent of the other and the Licensee shall not represent itself as the agent or legal representative of CKI or its Affiliates for any purpose whatsoever and shall have no right to create or assume any obligation of any kind, express or implied, for or on behalf of them in any way whatsoever.  CKI shall similarly not represent itself as the agent or legal representative of the Licensee or its Affiliates.  CKI shall have not responsibility for any of Licensee’s operations or production, or of Licensee’s manufacturing, distribution or sales or marketing facilities or for any decisions that may be made in connection therewith regardless of whether CKI approves, recommends, requires or suggests any of the same.

11.8Suspension of Obligations.  If the Licensee shall be prevented from performing any of its obligations because of governmental regulation or martial order, or by war, declared or undeclared, or other major and material calamities such as fire, earthquake, pandemic or similar Acts of God (collectively, “Force Majeure Events”), the Licensee’s obligations so affected shall be suspended during the period of such conditions for up to [***] only (“Force Majeure Period”) except for Licensee’s obligations to pay any and all Percentage Royalties or Fees,  Advertising Expenditures, and Sole and Absolute Contributions, in each case based on Net Sales earned amounts (but not minimum dollar amounts) and all such earned fees and amounts, and any and all other amounts or payments including, for example interest, under the Agreement and provided the Licensee promptly commences and proceeds diligently to ameliorate the effect.  If such condition continues for a period of more than [***], CKI shall have the right to terminate this Agreement.

11.9Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and, subject to §§ 11.4 and 11.6, their successors and assigns.  PVH, CKTT and Mr. Calvin Klein (with respect to the indemnification and insurance coverage provisions contained in §9) shall be third-party beneficiaries of this Agreement and, whether or not expressly set forth herein, shall have the right (a) to exercise, and enforce against the Licensee, the rights of CKI hereunder if CKI fails to exercise such rights, and (b) to exercise, and enforce against the Licensee, the same rights as CKI hereunder in addition to (and not in lieu of) any rights CKI has hereunder.  Nothing herein shall be deemed to give the Licensee any rights to make any claim against PVH, CKTT and/or Mr. Calvin Klein.

11.10Entire Agreement; Amendment.  This Agreement, including the exhibits hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and all prior agreements, contracts, promises, representations and statements between them, if any, whether written or oral, with respect thereto are merged into this Agreement.  This Agreement may not be amended or modified, except in a writing signed by both parties hereto.

11.11Non-Waiver.  No waiver by either party of any breach hereof or default hereunder will constitute a continuing wavier of such provision or of any other provision of this Agreement.  Acceptance of payment by CKI will not be deemed a waiver by CKI of any violation of or default under any of the provisions of this Agreement by the Licensee or an election of remedies as to which any and all rights (and all remedies) are expressly reserved and retained.

11.12Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not be affected or impaired in any other jurisdiction, nor shall the remaining provisions contained herein in any way be affected or impaired thereby.

11.13Headings.  The headings of the Articles and sections of this Agreement are for convenience only and in no way limit, define or affect the terms or conditions of this Agreement.

11.14Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.15Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.  (However, disputes regarding the Licensed Mark will be resolved in accordance with the U.S. Federal trademark laws and related laws, statues, rules and regulations of the United States unless there are no U.S. Federal laws, statutes, rules or regulations dispositive of such dispute, in which event such disputes will be resolved in accordance with the previously described laws of the State of New York.)

11.16Jurisdiction.  Any legal action or proceeding with respect to this Agreement shall be brought in the federal or state courts seated in the County of New York, State of New York and, by execution and delivery of this Agreement, each party hereby accepts for itself and in respect to its property, and submit to generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.  The Licensee hereby irrevocably and unconditionally waives any claim for special, consequential or punitive damages and any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing or maintaining of any such action or proceeding in such respective jurisdictions.  Each party irrevocably and unconditionally consents to the service of process of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the other party at its address for notices provided in § 11.3, such service to become effective 30 days after such mailing.

11.17Non-Solicitation.

(a)The Licensee agrees that during the License Period and for a period of [***] following the termination or expiration thereof for any reason, the Licensee shall not hire or solicit to hire, whether on its own behalf or on behalf of any other person (other than CKI), any management level or executive level employee of CKI or any of its Affiliates or any management level or executive level employee who had left the employ of CKI or any of its Affiliates within [***] of the termination or expiration of the License Period.  In addition, during the License Period and such [***] period thereafter, the Licensee shall not, directly or indirectly, encourage or induce any management level or executive level employee of CKI or any of its Affiliates to leave CKI’s or such Affiliate’s employ.

(b)CKI agrees that during the License Period and for a period of [***] following the termination or expiration thereof for any reason, CKI shall not hire or solicit to hire, whether on its own behalf or on behalf of any other person (other than the Licensee), any management level or executive level employee of the Licensee or any of its Affiliates or any management level or executive level employee who had left the employ of the Licensee or any of its Affiliates within [***] of the termination or expiration of the License Period.  In addition, during the License Period and such [***] period thereafter, CKI shall not, directly or indirectly, encourage or induce any management level or executive level employee of the Licensee or any of its Affiliates to leave the Licensee’s or such Affiliate’s employ.

11.18Confidentiality.  Each of the parties hereto acknowledges that it may receive from the other (the “Disclosing Party”): (a) prints, designs, ideas, sketches, and other materials or information, including, without limitation; (b) financial or business information; (c) a formula, pattern, compilation, program, device, method, technique, or process; or (d) other information that in each case derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use which the Disclosing Party intends to use on or in connection with lines of merchandise other than the Licensed Products and which have not as yet found their way into the channels of distribution. The parties recognize that these materials are valuable property of the Disclosing Party.  Each of the parties hereto acknowledges the need to preserve the confidentiality and secrecy of these materials and agrees to take all necessary steps to ensure that use by it, or by its contractors, will in all respects preserve such confidentiality and secrecy, while acknowledging that each of the parties works with others on product development and designs. Furthermore, Licensee acknowledges and agrees that it will keep all CKI (and its parent PVH’s) data, obtained via access to CKI or PVH computer networks or systems, (including for example, confidential information and personally identifiable information/personal data aka “PII/PD”) confidential and secure and maintain operations and procedures (e.g. encryption) to protect against leakage and third party “hackers”, including as applicable security policies and procedures applicable to GDPR EU laws, rules and regulations applicable to PII/PD, including entering into a “standard contractual clause” agreement, in the form prescribed by PVH (for its and its Affiliates, vendors/suppliers and licensees as applicable) as to privacy shield  requirements, as reasonably and promptly agreed to by Licensee, and incorporated herein, by amendment by this Agreement. None of the parties shall, at any time during the License Period or any time thereafter, disclose or use for any purpose, other than as contemplated by this Agreement, any confidential information and data relating to the business of the other, except as required or otherwise considered necessary in or to its business, but under its normal and customary confidentiality procedures applicable overall as to such use.  Nothing herein shall be deemed to limit CKI’s rights under §§ 6.8 and 6.12.

The provisions of this § 11.18 shall not apply to information that (i) is now or hereafter becomes generally available to the public, other than as a result of a breach hereof, or (ii) is obtained from a third party that, to the knowledge of the party receiving the information, is not under any obligation to keep such information confidential.

Notwithstanding anything in this § 11.18 to the contrary, if any party becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the confidential information, such party shall provide the others with prompt written notice of such requirement so that the party whose information it is may seek a protective order or other appropriate remedy.  If such protective order or other remedy is not obtained, the party under compulsion to disclose the information agrees to disclose only that portion of the confidential information, which it is advised by counsel, is legally required to be disclosed, and it agrees to take all reasonable steps to preserve the confidentiality of the confidential information (including by obtaining, at the cost of the owner of the information, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the confidential information).  In addition, the party under compulsion to disclose the information shall not oppose any effort (and shall, if and to the extent requested by the owner of the information, cooperate with, assist and join with the owner of the information, at the expense of the owner of the information) in any action by the owner of the information to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CALVIN KLEIN, INC.

By:	/s/ Eugene Gosselin
Eugene Gosselin, CFO, EVP Ops

MOVADO GROUP, INC.

By:	/s/ Mitchell Sussis
Mitchell Sussis, Senior VP

SWISSAM PRODUCTS LIMITED

By:	/s/ Mitchell Sussis
Mitchell Sussis, Director